Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH AN ASTERISK [*]

SECURITIES PURCHASE AGREEMENT
by and among
RECOCHEM INC.,
OCEAN BIO-CHEM HOLDINGS, INC.
AND
ONEWATER MARINE INC.
February 2, 2026

3.30	Product Inputs	60
3.31	Bank Accounts	60
3.32	No Other Representations and Warranties	61

ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER		61

4.1	Organization, Power and Authority	61
4.2	Authorization; No Breach	61
4.3	Ownership	62
4.4	Brokerage	62
4.5	Litigation	62
4.6	Company Transactions	62
4.7	No Other Representations and Warranties	63

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		63

5.1	Organization, Power and Authority	63
5.2	Authorization; No Breach	63
5.3	Brokerage	64
5.4	Litigation	64
5.5	Sufficiency of Funds	64
5.6	Independent Investigation	64
5.7	No Other Representations and Warranties	65

ARTICLE VI OTHER COVENANTS AND AGREEMENTS		65

6.1	Conduct of Business Prior to Closing	65
6.2	Access to Information	65
6.3	Efforts to Consummate the Transactions	65
6.4	Exclusivity	66
6.5	Further Assurances	66
6.6	Certain Tax Matters	66
6.7	Public Announcements	69
6.8	Release	69
6.9	Wrong Pockets	71
6.10	Post-Closing Insurance Claims	71
6.11	Litigation Support	72
6.12	Director and Officer Liability and Indemnification	72
6.13	Related Party Agreements	72
6.14	Copy of Data Room	73
6.15	Change of Names	73
6.16	RWI Cooperation	73
6.17	Material Consents	73
6.18	[*] Closed Aged Receivables	73

ARTICLE VII CONDITIONS TO CLOSING		74

7.1	Conditions to the Obligations of the Seller	74
7.2	Conditions to the Obligations of the Purchaser	74

ARTICLE VIII SURVIVAL; INDEMNIFICATION		75

8.1	Survival	75
8.2	Indemnification in Favor of Purchaser	75
8.3	Indemnification in Favor of Seller	76
8.4	Third Party Claims	76
8.5	RWI; Priority of Recovery	78
8.6	Exclusive Remedies	78
8.7	Tax Policy as Sole Recourse	78

ARTICLE IX TERMINATION		78

9.1	Termination	78
9.2	Effect of Termination	79

ARTICLE X MISCELLANEOUS		79

10.1	Fees and Expenses	79
10.2	Remedies	79
10.3	Consent to Amendments	80
10.4	Successors and Assigns	80
10.5	Severability	80
10.6	Counterparts	80
10.7	Descriptive Headings; Interpretation	81
10.8	Entire Agreement	81
10.9	No Third Party Beneficiaries	81
10.10	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	82
10.11	Notices	82
10.12	Offset Right	83
10.13	No Strict Construction	84
10.14	Representation by Counsel	84
10.15	Attorneys’ Fees	85

EXHIBITS

Exhibit A – Specific Policies
Exhibit B – Illustrative Calculation of Net Working Capital

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2026, by and among (i) Recochem Inc., a Delaware corporation (the “Purchaser”), (ii) Ocean Bio-Chem Holdings, Inc., a Delaware corporation (the “Company”), and (iii) OneWater Marine Inc., a Delaware corporation (the “Seller”). Each of the Purchaser, the Company and the Seller are referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, prior to the execution and delivery of this Agreement, Seller and certain of its Affiliates consummated the internal pre-transaction restructuring transactions (collective, the “Reorganization”) pursuant to that certain Distribution and Redemption Agreement dated as of February 1, 2026 by and among the Seller, the Company, and certain other Affiliates of the Seller (the “Distribution and Redemption Agreement”).
WHEREAS, as of the date hereof, the Seller owns 100% of the issued and outstanding shares of capital stock the Company (collectively, the “Purchased Shares”).
WHEREAS, concurrent with the execution and delivery of this Agreement, and as a condition and material inducement to the Purchaser to enter into this Agreement, the Seller is entering into a Restrictive Covenant Agreement, which will be effective at the Closing.
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Purchased Shares.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS
For the purposes of this Agreement, capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings given to such terms as set forth below:
“Accounting Principles” means (i) the accounting principles, policies, procedures, and categorizations set forth on Exhibit A (“Specific Policies”); (ii) to the extent not inconsistent with clause (i), and only to the extent consistent with GAAP, the standards, methodologies, procedures and principles applied by the Group Companies in the preparation of the Financial Statements as of September 30, 2025; and (iii) if not otherwise addressed in (i) and (ii), GAAP.
“Accrued Taxes” means an amount, calculated separately for each Group Company and each jurisdiction (and shall not be less than zero in any jurisdiction for any Group Company or for any Group Company), of the aggregate Liabilities of each Group Company for unpaid income Taxes, franchise Taxes, and gross receipts Taxes attributable to a Pre-Closing Tax Period, determined (a) without regard to any refunds, overpayments or other current Tax assets, but with regard to any estimated (or other prepaid) Tax payments to the extent such amounts actually decrease the income Taxes, franchise Taxes or gross receipts Taxes otherwise due and payable by the applicable Group Company, (b) by treating (i) any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax

Period as subject to Tax in such period regardless of when actually recognized for income Tax purposes, (ii) any Taxes attributable to an adjustment made with respect to any Group Company pursuant to Section 481 of the Code (or any analogous or similar provision of Law) as subject to Tax in such period regardless of when actually recognized for income Tax purposes and (iii) any net accounts receivable as being subject to Tax in the period during which such receivables would have been subject to Tax had each Group Company been an accrual method taxpayer (regardless of whether any Group Company is actually an accrual method taxpayer) and (c) by including any (y) Taxes due with respect to income that was, or would be, recognized in a Pre-Closing Tax Period under Sections 951, 951A or 952 of the Code under a “closing of the books” if the Closing Date were the last day of the taxable year for each Group Company and (z) deferred payments to be made in future taxable periods pursuant to Section 965(h) of the Code as though such amounts were due as of the Closing Date. For purposes of the foregoing, any Taxes attributable to a Straddle Period shall be determined in accordance with Section 6.6(c).
“Acquisition Transaction” has the meaning set forth in Section 6.4.
“Adjustment Calculation Time” means 11:59 p.m. Eastern Time on Saturday, January 31, 2026.
“Adjustment Escrow Account” has the meaning set forth in Section 2.3(d).
“Adjustment Escrow Amount” means an amount equal to $[*].
“Adjustment Escrow Funds” means, at any time, the amount (including any interest) then remaining in the Adjustment Escrow Account.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control or common investment management with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.
“Affiliated Group” means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income Tax purposes (or any combined, consolidated, unitary or similar group under state, local or non-U.S. Law).
“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws.
“Agreement” has the meaning set forth in the Preamble.
“Base Purchase Price” means an amount equal to $55,000,000.
“Business” means the business of any of the Group Companies as conducted or as contemplated to be conducted by any of the Group Companies as of the date hereof or as of the Closing Date (or during the twelve (12) months prior to the date hereof or the Closing Date), including the business of manufacturing and distributing specialty chemical and engine maintenance products primarily within marine market (for the avoidance of doubt, the definition of Business herein includes the YakGear Business).

“Business Day” means any day of the year not a Saturday or a Sunday and on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized by applicable Law to close.
“Cash” means, without duplication, the aggregate amount of cash and cash equivalents held by the Group Companies, in each case, solely to the extent denominated in U.S. Dollars, located in a U.S. bank account of the Group Companies as of the Adjustment Calculation Time; provided, “Cash” shall (a) be increased for (i) checks received by the Group Companies (but not cleared) prior to the Adjustment Calculation Time (but only to the extent such checks subsequently clear) and (ii) wire transfers, ACH transfers and other electronic payments to the Group Companies initiated (but not yet cleared) prior to the Adjustment Calculation Time (but only to the extent that such wire transfers, ACH transfers and other electronic payments subsequently clear), (b) be reduced for (i) checks issued by the Group Companies (but not cleared) prior to Adjustment Calculation Time (but only to the extent such checks subsequently clear) and (ii) wire transfers, ACH transfers and other electronic payments from the Group Companies initiated (but not cleared) prior to the Adjustment Calculation Time (but only to the extent such wire transfers, ACH transfers and other electronic payments subsequently clear) and (c) exclude any Restricted Cash, any Tax assets and any amounts held by the Group Companies in any investment accounts, including any related assets. Notwithstanding anything to the contrary contained herein, (i) if any of the Group Companies uses Cash to pay Net Working Capital, Transaction Expenses, or Indebtedness following the Adjustment Calculation Time and prior to the Closing, then Cash shall be calculated as if such actions had been taken prior to the Adjustment Calculation Time and (ii) Cash shall be reduced by the amount of any payments made, or assets transferred for no value, to a Seller or any of its Affiliates between the Adjustment Calculation Time and prior to the Closing.
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means Cash as of the Adjustment Calculation Time.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Payment” means an amount equal to the (a) Estimated Purchase Price, minus (b) the Adjustment Escrow Amount.
“Closing Indebtedness” means the aggregate Indebtedness of the Group Companies that remains unsatisfied, unpaid or outstanding as of immediately prior to the Closing.
“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.
“Closing Statement” has the meaning set forth in Section 2.5(b).
“Closing Transaction Expenses” means the amount of Transaction Expenses that remain unsatisfied, unpaid or outstanding as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.
“Company” has the meaning set forth in the Preamble.

“Company Insurance Policies” has the meaning set forth in Section 3.15.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies, used or held for use by any of the Group Companies or that was developed by or for any of the Group Companies.
“Company Patents” has the meaning set forth in Section 3.12(a).
“Company Related Party” has the meaning set forth in Section 3.23(a)(ii).
“Company Systems” means all of the following used by or for, or otherwise relied on by, any Group Company (whether owned by any Group Company or a third party): computers, computer systems, servers, hardware, Software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation, and other similar or related items of automated, computerized and/or Software systems that are used or relied on by any Group Company.
“Company Transaction” means any (a) reorganization, liquidation, dissolution or recapitalization involving any Group Company, (b) merger or consolidation involving any Group Company, (c) purchase or sale of any material assets or any Equity Securities (including any rights to acquire any such Equity Securities), in each case directly or indirectly, of any Group Company, (d) joint venture, licensing, strategic alliance, profit or revenue sharing arrangement or partnership involving any Group Company or (e) similar transaction or business combination (however structured) in each case, directly or indirectly, involving any Group Company or any of their respective businesses or assets (including the Business).
“Company-Related Developments” has the meaning set forth in Section 3.12(b)(viii).
“Confidential Information” means all information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business, any Group Company or any of their respective business relations or business activities. Without limiting the generality of the foregoing, Confidential Information includes the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities and individual requirements of, and specific contractual arrangements with, any Group Company’s customers, distributors, vendors, service providers, employees, joint venture partners or other business relations or their confidential information; (c) Trade Secrets, know how, compilations of data and analyses, techniques, systems, formulae, algorithms, research, records, reports, manuals, documentation, models, source code, data and data bases relating thereto; (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (e) other non-public or confidential Intellectual Property.
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of September 2, 2025, by and between PFX Group Inc., a Delaware corporation and Truist Securities (as amended, restated or modified from time to time).

“Contingent Workers” means any individual independent contractor, consultant, temporary employee, or leased employee (in each case excluding third party vendors to the extent such vendors employ more than one individual) used and classified as other than an employee, or compensated other than through Form W-2 wages.
“Contract” means any written or oral agreement, contract, arrangement, understanding, obligation, subcontract, lease, sublease, deed, mortgage, note, promise, license, instrument or other commitment (including all amendments, supplements and modifications (whether oral or written) thereto).
“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.
“Current Assets” means, as of any date or time of determination, all current assets of the Group Companies that would be reflected as “current assets” on a balance sheet of the Group Companies prepared in accordance with the Accounting Principles; provided, however, Current Assets shall exclude Cash and Restricted Cash, related party assets, loans or amounts receivable from the Seller or any of its Affiliates, and, all Tax assets, whether current or deferred.
“Current Liabilities” means, as of any date or time of determination, all current liabilities of the Group Companies that would be reflected as “current liabilities” on a balance sheet of the Group Companies prepared in accordance with the Accounting Principles; provided, however, Current Liabilities shall exclude all Indebtedness (or any assets or contra liabilities relating to Indebtedness such as unamortized debt issuance costs), Transaction Expenses, related party liabilities and Accrued Taxes, whether current or deferred.
“D&O Tail” has the meaning set forth in Section 6.12(b).
“Data Room” has the meaning set forth in Section 10.7.
“Disclosure Schedule” means the Disclosure Schedule of the Seller delivered concurrently with the execution of this Agreement with respect to Article III and Article IV.
“Disputed Item” has the meaning set forth in Section 2.5(c).
“Employee Benefit Plan” means: (a) any employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans and all other employee benefit plans, agreements and arrangements not described in clause (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which any Group Company or any ERISA Affiliate sponsors, contributes to or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of any Group Company or any ERISA Affiliate (or their spouses, dependents or beneficiaries).
“Employee Leasing Agreement” means that certain Employee Leasing Agreement, in the form and substance reasonably satisfactory to the Purchaser and the Seller, to be entered into on the Closing Date by and between Workforce Solutions, Purchaser, and Kinpak, LLC.

“Environmental Laws” means all Laws and Orders concerning: (a) pollution, nuisance, human or worker health or safety or protection of the environment; or (b) the presence, Release, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of, or exposure to, any Hazardous Substance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.
“Environmental Permits” has the meaning set forth in Section 3.21(c).
“Equity Securities” means with respect to any Person, all (a) capital stock, partnership interests, limited liability company interests, membership interests, units, restricted stock or other equity, equity-based or voting interests (including any so-called “profits interests”), or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights, in each case of such Person, (b) warrants, options, call rights, rights of first refusal or offer, put rights or other rights to purchase or otherwise acquire, or Contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition and (c) obligations, evidences of indebtedness or other securities or interests convertible, exchangeable or exercisable into securities described in the foregoing clauses of this definition, or the value of which is derived from the price or value of securities described in the foregoing clauses of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.
“Escrow Agent” means Citibank, NA.
“Escrow Agreement” means that certain Escrow Agreement, in the form and substance reasonably satisfactory to the Purchaser and the Seller, to be entered into on the Closing Date by and among the Purchaser, the Seller and the Escrow Agent.
“Escrow Deficiency Amount” has the meaning set forth in Section 2.5(f).
“Escrow Surplus Amount” has the meaning set forth in Section 2.5(f).
“Estimated Closing Cash” has the meaning set forth in Section 2.5(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.5(a).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).
“Estimated Purchase Price” means an amount equal to the result of (a) the Base Purchase Price, plus (b) the amount of Estimated Closing Cash, minus (c) the amount (if any) of Estimated Closing Indebtedness, plus (d) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Closing Net Working Capital, minus (e) the amount (if any) by which the Target Closing Net Working Capital exceeds the Estimated Closing Net Working Capital, minus (f) the aggregate amount of all Estimated Transaction Expenses.
“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).
“Exception Claim” has the meaning set forth in Section 8.4(c).
“Excess Amount” has the meaning set forth in Section 2.5(f).
“Family” has the meaning set forth in the definition of “Related Person.”
“FCPA” has the meaning set forth in Section 3.24.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Fraud” means, with respect to any Person, the actual and intentional common law fraud under the Laws of the State of Delaware solely with respect to the making of any express representation or warranty set forth in this Agreement. For the avoidance of doubt, “Fraud” does not include any claim based on negligence, recklessness, constructive fraud, equitable fraud, negligent misrepresentation, promissory fraud, or any similar theory.
“Fundamental Representations” means the representations and warranties in Section 3.1 (Organization, Power and Authority), Section 3.2 (Capitalization; Subsidiaries), Section 3.3(a) (Authorization), Section 3.3(b) (No Breach) (with respect to the Organizational Documents of the Group Companies), Section 3.14 (Brokerage), Section 3.23(a)(i) (Related Party Transactions), Section 4.1 (Organization, Power and Authority), Section 4.2(a) (Authorization), Section 4.2(b) (No Breach) (with respect to the Organizational Documents of the Seller), Section 4.3 (Ownership) and Section 4.4 (Brokerage).
“GAAP” means United States generally accepted accounting principles as in effect at the relevant dates of application thereof.
“Generative AI Tools” means artificial intelligence systems or models that have the ability to generate content or output, including content or output closely resembling or mimicking human-created content or output.
“Governmental Authority” means: (a) any U.S. or non-U.S. federal, national, supranational, state, provincial, regional, tribal, local, municipal or other government, or any political subdivision thereof; (b) any governmental or quasi-governmental authority of any nature (including any public international organization, self-regulatory organization or state-owned entity); (c) any body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature, including any court or other judicial body or any (public or private) arbitrator or arbitral tribunal; or (d) any agency, authority, board, bureau, commission, department, committee, division, office or instrumentality of any nature whatsoever of any of the foregoing, or any officer or official thereof with requisite authority.
“Group Companies” means, collectively, the Company and each of its direct or indirect Subsidiaries, including, for the avoidance of doubt, Ocean Bio-Chem Intermediate Holdings, Inc, Star

Brite Europe, LLC, Ocean Bio-Chem, LLC, Star-Brite Distributing, LLC, Star Brite Distributing (Canada), LLC, Kinpak, LLC, Starbrite Sta-put, LLC, and Odorstar Technology, LLC.
“Group Operating Companies” means, collectively, Star Brite Europe, LLC, Ocean Bio-Chem, LLC, Star-Brite Distributing, LLC, Star Brite Distributing (Canada), LLC, Kinpak, LLC, Starbrite Sta-put, LLC, and Odorstar Technology, LLC.
“Group Related Party” has the meaning set forth in Section 3.23(a)(ii).
“Group Related Party Transaction” has the meaning set forth in Section 3.23(a)(ii).
“Hazardous Substance” means any material, substance or waste for which liability or standards of conduct may be imposed pursuant to any applicable Law, and includes crude oil or any fraction thereof, petroleum, petroleum based products or byproducts, heavy metals, chlorinated solvents, medical or infectious waste, asbestos, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, mycotoxins, radon and per- or polyfluoroalkyl substances.
“[*] Aged Receivables Balance” has the meaning given in Section 6.18.
“[*] Closing Aged Receivables” means any accounts receivable balances associated with Key Customer, [*], which are aged more than ninety (90) days past the invoice date as of the Adjustment Calculation Time.
“Identified Tax Refunds” has the meaning set forth in Section 6.6(d)(v).
“Improvements” has the meaning set forth in Section 3.20(e).
“Indebtedness” means, without duplication, any of the following Liabilities of any Group Company, whether or not contingent, and whether or not included in any of the Financial Statements: (a) Liabilities for borrowed money or in respect of loans or advances (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (b) Liabilities evidenced by bonds, debentures, notes, letters of credit, bankers’ acceptances or other similar instruments (including any surety, performance and similar bonds) or debt securities; (c) any commitment by which any Group Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances and similar instruments, contingent or otherwise); (d) all Liabilities arising from cash/book overdrafts; (e) all Liabilities secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on the Equity Securities, assets or properties of the Business, the Seller (with respect to the Business) or any Group Company; (f) all Liabilities under future contracts, interest rate swaps, interest rate protection agreements, caps, foreign currency exchange agreements, other collar transactions, hedging agreements or arrangements, financial contracts and other similar obligations valued at the termination value thereof (assuming the termination date is the Closing Date); (g) Liabilities under any leases required to be recorded as capital or finance leases in the Financial Statements or which are required to be recognized as capital or financial leases in accordance with GAAP; (h) all Liabilities in respect of the deferred purchase price of assets, business, securities, property, goods or services or the acquisition of any business with respect to which any Group Company is liable, contingently or otherwise, as obligor or otherwise (including all seller notes, “earn-out” payments, “holdbacks”, post-closing true-up obligations, and similar deferred payment obligations, each calculated at the maximum amount payable); (i) Liabilities for (1) all earned or accrued but unpaid compensation (including deferred compensation, but excluding salary and wages) or (2) any defined benefit pension, defined contribution pension, multiemployer pension, post-retirement health and welfare benefit, deferred compensation, phantom equity arrangements, termination, severance, indemnity or other similar obligations or payments that are owed or that are not cancelable by unilateral action of any Group Company and may become owing under agreements or arrangements existing as of the Closing, in each case, plus the employer portion of any payroll, social security, unemployment, employment or similar Taxes on any the amounts described in the foregoing subclauses (1) and (2); (j) all Liabilities under conditional sale and/or other title retention agreements relating to property or assets; (k) all Liabilities owed, whether currently or in the future, to the Seller or any Affiliate or Related Person of the Seller (including, for the avoidance of doubt, any intercompany balances); (l) all Liabilities for declared but unpaid dividends or distributions owed to the Seller or any Affiliate or Related Person of the Seller; (m) all Accrued Taxes and any property, real property, ad valorem or similar Taxes imposed on any assets of any Group Company; (n) all accumulated funding deficiencies under any Employee Benefit Plan; (o) any off balance sheet Liabilities; (p) any accrued and unpaid interest on, and any prepayment or redemption premiums or penalties (if any), breakage costs, “make-whole” amounts, consent or other fees, indemnity and expense reimbursement obligations or other monetary obligations in respect of or related to any of the Liabilities in any of the foregoing clauses (a) through (o) (including those arising as a result of or attributable to the consummation of the Transactions, or the discharge of any amount owed in connection therewith), computed as though payment is being made in respect thereof on the Closing Date; and (q) all obligations described in the foregoing clauses of this definition of any other Person which are directly or indirectly guaranteed by any Group Company, or is secured by a Lien on any property or asset of such Group Company (whether or not such obligations are assumed by such Person), or which any Group Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which any Group Company has otherwise assured against loss. Notwithstanding the foregoing, the term “Indebtedness” shall not include any items consisting of (i) ordinary accrued bonuses or sales commissions and (ii) accrued property, real property, ad valorem or similar Taxes imposed on any assets of any Group Company.
“Indemnitee” has the meaning set forth in Section 8.4(a).
“Indemnitor” has the meaning set forth in Section 8.4(a).
“Independent Accountant” has the meaning set forth in Section 2.5(d).
“Information Security Reviews” has the meaning set forth in Section 3.22(d).
“Intellectual Property” means any and all of the following as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (a) patents, patent applications of any kind and patent rights (collectively, “Patents”); (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, Internet domain names, rights to social media accounts and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works (including all compilations, databases and Software, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (d) trade secrets and other confidential or proprietary information (including know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, software development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, data, databases, data collections, designs, processes, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); and (e) any and all other intellectual property rights and/or proprietary rights recognized by Law.
“Investment” as applied to any Person means (a) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, obligations, instruments, units, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person and (b) any capital contribution by such Person to any other Person.
“Invoices” has the meaning set forth in Section 2.4(b)(viii).
“IRS” means the U.S. Internal Revenue Service.
“Key Customers” has the meaning set forth in Section 3.19(a).
“Key Product Input” means any Product Input that is proprietary to a supplier of the Group Companies and from which the Group Companies are not able to procure the same or reasonably comparable Product Input from an alternate source.
“Key Product Input Suppliers” has the meaning set forth in Section 3.19(c).
“Key Suppliers” has the meaning set forth in Section 3.19(b).
“Knowledge” when used in the phrase “to the Knowledge of the Group Companies,” “to the Group Companies’ Knowledge,” or similar phrases involving “Knowledge” means the actual knowledge, or actual knowledge that would have been obtained after due inquiry (including of their respective direct reports), of any of the following individuals: Erik Applegate, Will Dudman, Jordan Davis, Greg Dornau, Giovanni Castellanos, Anthony Aisquith, Josh Richey, Jack Ezzell, Rubin Hanan, and David Jones.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).
“Law” means any statute, law (including any principle of common law), act, ordinance, regulation, rule, code, constitution, treaty, Order or other requirement or guidance enacted, adopted, promulgated, issued, enforced or entered by any Governmental Authority, or any other requirement (including pursuant to any settlement, consent decree or determination of or settlement under any arbitration) having the force or effect of law.
“Liability” means, with respect to any Person, any liability, claim, debt, penalty, fine, cost, expense, Tax or other obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Liens” means any mortgage, pledge, security interest, lease, encumbrance, lien, bailment, deed of trust, claim, easement, option, right of first option or offer, right of way, license, deed of restriction, encroachment, default or defect in title, security title, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, other transfer restriction or servitude, community or other marital property interest, condition, equitable interest or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any Group Company or other restriction of any kind, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or other similar arrangement in real or personal property (including any Intellectual Property) or any other similar encumbrance.
“Losses” means any and all losses, damages, Liabilities, obligations, claims, demands, actions, judgments, awards, settlements, interest, penalties, fines, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses, court costs and expenses of investigation and defense), whether or not arising out of a Third-Party Claim; provided, however, that “Losses” shall not include any exemplary or punitive damages, except to the extent any such damages are actually awarded to and paid.
“Marks” has the meaning set forth in the definition of “Intellectual Property”.
“Material Adverse Effect” means any material and adverse change in the financial, operational, regulatory or other status of the Group Companies (taken as a whole) or the Business, or any other fact, event, development, occurrence, change or effect that, individually or when taken together with all other facts, events, developments, occurrences, changes and effects that have occurred prior to the date of determination of the occurrence of a Material Adverse Effect, (a) is or would reasonably be expected to be materially adverse to the Business or the assets, liabilities, operations, value, prospects, condition (financial or otherwise) or results of operations of the Group Companies (taken as a whole) or (b) does, or would reasonably be expected to, prevent or materially impair, delay or affect the ability of the Seller or any of the Group Companies to consummate the Transactions; provided, however, that solely for purposes of the foregoing clause (a), none of the following shall constitute a “Material Adverse Effect” or be taken into account, in and of itself, when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in the United States or foreign economies or securities or financial markets in general; (ii) any change that generally is applicable to the industry in which the Group Companies operate; (iii) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage, terrorism or military actions or any escalation or material worsening of any such natural disasters, hostilities, acts of war, sabotage, terrorism or military actions existing or underway as of the date hereof; (iv) any epidemic, pandemic, health crisis or disease outbreak (including COVID-19 and any future resurgence, evolutions or mutations) or any Law, directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak; (v) any changes in applicable Laws or GAAP; (vi) the failure of the Group Companies to meet any forecasts or internal projections (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expect to occur); or (vii) the public announcement of this Agreement (solely to the extent attributable to the identity of the Purchaser) (except, with respect to subclauses (i), (ii), (iii), (iv) and (v), to the extent that such fact, event, development, occurrence, change or effect has a disproportionate effect on the Group Companies, taken as a whole, as compared to other participants in the industries or markets in which the Group Companies operate).
“Material Contracts” has the meaning set forth in Section 3.11(a).
“Material Interest” has the meaning set forth in the definition of “Related Person”.

“Net Working Capital” means, as of any date or time of determination, the Current Assets minus the Current Liabilities, in each case in accordance with the line items included in the illustrative calculation of Net Working Capital attached as Exhibit B (the “Illustrative Calculation of Net Working Capital”) and calculated in accordance with the Accounting Principles. The balances set forth on the Illustrative Calculation of Net Working Capital are included for illustrative purposes only and do not represent binding principles that must be followed in calculation of Closing Net Working Capital or the Purchase Price. In the event the amounts set forth in the Illustrative Calculation of Net Working Capital are inconsistent with the Accounting Principles, the Accounting Principles shall control.
“Notice of Disagreement” has the meaning set forth in Section 2.5(c).
“Order” means any order, judgment, injunction, decree, ruling, decision, determination, opinion, consent agreement, inspection report, warning letter or similar notice, verdict, sentence, subpoena, writ, assessment or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority or arbitrator (whether public or private).
“Organizational Documents” means, with respect to any Person (other than an individual), (a) any charter or certificate or articles of incorporation, organization, formation or association, together with any bylaws, operating agreement, limited liability company agreement, partnership agreement or trust agreement, and any similar governing document(s) of such Person, and (b) all equity holders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended.
“Outside Date” has the meaning set forth in Section 9.1(d).
“Owned Real Property” has the meaning set forth in Section 3.20(a).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“Payoff Letters” has the meaning set forth in Section 2.4(b)(ix).
“Permits” means all permits, clearances, licenses, memberships, registrations, certifications, accreditations, waivers, bonds, franchise rights, approvals, consents, ratifications, Orders and other authorizations of, and all notifications to or filings with, any Governmental Authority (including any agreements with a Governmental Authority), any industry association or standards compliance organization, and any pending applications therefor or renewals, amendments or supplements thereof.
“Permitted Liens” means (a) statutory liens for current Taxes, assessments or other governmental charges arising or incurred in the ordinary course of business for amounts that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted by the Group Companies and, in each case, for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not yet due or payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and, in each case, for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (c) zoning, entitlement, ordinance, building and other land use Laws regulating the use or occupancy of each Owned Real Property or the activities conducted thereon that are imposed by Governmental Authorities, the existence of which does not and would not reasonably be expected to impair the marketability, value, use or enjoyment of any asset or property subject to such Lien; (d) non-exclusive licenses to Intellectual Property granted to any Group Company’s customers in the ordinary course of business and consistent with past practice in customer agreements substantially in the form of the Group Companies’ form of customer agreement; (e) matters that would be disclosed by accurate survey or inspection of the Owned Real Property; (f) all legal highways; (g) matters which encumber the landlord’s fee interest in any Real Property Lease; and (h) any matters set forth on Schedule 1.1.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.
“Personal Information” means (a) information about an identified or identifiable individual and/or information that can be used to contact, locate or identify a natural person; (b) all information defined or described as “personal data,” “personal information,” “personally identifiable information,” “PII” or any similar term in the Group Companies’ privacy policies or other public-facing statements or under applicable Privacy Law; and (c) any internet protocol address, persistent online identifier or other data regarding any activity of an individual online or on a mobile device or other application, whether or not such information is associated with an identifiable individual.
“Personal Information Breach” has the meaning set forth in Section 3.22(e).
“Pre-Closing Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) of the Group Companies (or any of their predecessors), or for which any of the Group Companies (or any of their predecessors) is liable arising, directly or indirectly, as a result of the Reorganization (including, for the avoidance of doubt, the Distribution and Redemption Agreement), and (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group attributable to any of the Group Companies (or any of their predecessors) being or having been a member of such group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.
“Privacy Laws” means all Laws and/or other legal requirements that govern (a) the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, or advertising or marketing involving Personal Information, (b) advertising or marketing Laws involving Personal Information, recording, wiretapping or the interception of electronic communications; (c) privacy, data or security breach notification, or (d) penalties or compliance with any order in connection with any of the foregoing, including the California Consumer Privacy Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the European Union or United Kingdom General Data Protection Regulation, the Privacy and Electronic Communications Directive and all analogous laws in all jurisdictions in which any member of the Group Company conducts business and/or collects Personal Information.
“Privacy Laws and Requirements” has the meaning set forth in Section 3.22(a).
“Proceeding” means any action (by any private right of action of any Person or by any Governmental Authority), arbitration, hearing, lawsuit, legal proceeding, litigation, claim, grievance, charge, complaint, audit, investigation, administrative enforcement proceeding, examination, inquiry, mediation, arbitration or other proceeding (whether administrative, judicial, civil, criminal or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Product Input” means chemicals, raw materials and any pre-mixed formulas constituting the ingredients or components of the Group Companies’ tangible Products.
“Product Liability Claim” has the meaning set forth in Section 3.27.
“Products” means all products and services (including software used to make any service available) developed, produced, manufactured, formulated, marketed, licensed, sold, distributed or performed, offered, or otherwise made commercially available by or on behalf of a Group Company or the Business and all products and services currently under development by a Group Company or the Business.
“Purchase Price” means an amount equal to the result of (a) the Base Purchase Price, plus (b) the amount of Closing Cash, minus (c) the amount (if any) of Closing Indebtedness, plus (d) the amount (if any) by which the Closing Net Working Capital exceeds the Target Closing Net Working Capital, minus (e) the amount (if any) by which the Target Closing Net Working Capital exceeds the Closing Net Working Capital, minus (f) the aggregate amount of all Closing Transaction Expenses.
“Purchased Shares” has the meaning set forth in the Recitals.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Indemnitee” means the Purchaser and each of its Affiliates (including, from and after the Closing, the Group Companies), and each of their respective Representatives, successors and assigns.
“Purchaser Released Claims” has the meaning set forth in Section 6.8(b).
“Purchaser Released Parties” has the meaning set forth in Section 6.8(a).
“Purchaser Releasing Parties” has the meaning set forth in Section 6.8(b).
“Real Property” has the meaning set forth in Section 3.20(b).
“Real Property Leases” has the meaning set forth in Section 3.20(b).
“Related Party Transactions” has the meaning set forth in Section 3.23(a)(ii).
“Related Person” means: (a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executive, manager, executor or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executive, manager, executor or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition and this Agreement: (A) the “Family” of an individual includes (I) the individual, (II) the individual’s spouse or domestic partner, (III) any other natural person who is related to the individual or the individual’s spouse or domestic partner within the second degree, including such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, step-grandparent, sibling and in-law, including adoptive relationships, and (IV) any other natural person who resides with such individual; and (B) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or Equity Securities or other equity interests representing at least five percent (5%) of the outstanding Equity Securities in a Person.
“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, abandonment, leaching, migrating or disposing into or through the indoor or outdoor environment.
“Repaid Indebtedness” means all Indebtedness of the type referred to in clauses (a), (b), (c), (f) and (k), and solely to extent relating to any of the foregoing, clause (p), of the definition of “Indebtedness”.
“Representative” means any officer, employee, direct or indirect equity holder, manager, director, partner, member, accountant, consultant, legal counsel, expert, agent or other representative.
“Resolved Item” has the meaning set forth in Section 2.5(d).
“Restricted Cash” means all cash deposits, cash in reserve accounts, escrow accounts and guaranty or collateral accounts, cash in foreign currency, cash held in foreign accounts, cash deposited in respect of letters of credit, custodial cash and cash subject to a lockbox, dominion, control, securing rent obligations or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose or other Cash not freely usable by the Group Companies (including, for this purpose, any restriction due to any Taxes on dividends and repatriations).
“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement that was entered into concurrently with the execution and delivery of this Agreement, by and between the Purchaser, on the one hand, and the Seller, on the other hand.
“RWI Policy” means the buyer-side representations and warranties insurance policy acquired by the Purchaser, at its sole expense, in connection with the transactions contemplated by this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal Law then in force.
“Seller” has the meaning set forth in the Preamble.
“Seller Deal Communications” has the meaning set forth in Section 10.14.

“Seller Indemnitee” means the Seller and each of its Affiliates (including, prior to the Closing, the Group Companies), and each of their respective Representatives, successors and assigns.
“Seller Interested Party Agreements” has the meaning set forth in Section 3.23(b).
“Seller Related Party” has the meaning set forth in Section 3.23(a)(i).
“Seller Related Party Transaction” has the meaning set forth in Section 3.23(a)(i).
“Seller Released Claims” has the meaning set forth in Section 6.8(a).
“Seller Released Parties” has the meaning set forth in Section 6.8(b).
“Seller Releasing Parties” has the meaning set forth in Section 6.8(a).
“Shared Contract” has the meaning set forth in Section 3.23(d).
“Shortfall Amount” has the meaning set forth in Section 2.5(e).
“Software” means, in any form or medium, any and all source code, object code, data and collections of data, software implementations of algorithms, models and methodologies, firmware, application programming interfaces and all information and manuals related to any of the foregoing.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any business entity of which (a) if the business entity is a corporation, at least 50% of the total voting power of shares of capital stock or other Equity Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if the business entity is a limited liability company, partnership, association or other business entity, at least 50% of the partnership or other similar ownership interest thereof or the power to elect or appoint at least 50% of the managers or other governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have at least 50% ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated at least 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control or have dual control over any managing director or general partner of such limited liability company, partnership, association or other business entity.
“Target Closing Net Working Capital” means $[*].
“Tax” means any federal, state, county, local, non-U.S. or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, imputed underpayment, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, unclaimed property or escheatment, alternative or add on minimum, estimated or other tax, assessment, charge, duty, custom or fee, of any kind whatsoever, however denominated (including deficiencies, penalties, additions to tax and interest attributable thereto or with respect to the failure to pay any tax or file any Tax Return), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person under Law (including Treasury Regulation Section 1.1502-6 or any other similar provision of state, local or non-U.S. Law), by contract, as a transferee or successor or otherwise.
“Tax Policy” means that certain tax insurance policy, [*], with an aggregate limit of liability of $[*] issued on the date hereof by [*].
“Tax Policy Expenses” means the aggregate amount of the premium, underwriting fees, brokerage fee and Taxes relating to the Tax Policy.
“Tax Return” means any return, declaration, election, disclosure, report, claim for refund, statement or information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 8.4(a).
“Third-Party IP” has the meaning set forth in Section 3.12(b)(iv).
“Trade Approvals” has the meaning set forth in Section 3.25(a).
“Trade Laws” has the meaning set forth in Section 3.25(a).
“Trade Secret” has the meaning set forth in the definition of “Intellectual Property”.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Restrictive Covenant Agreement, the Employee Leasing Agreement, the Transition Services Agreement, the Distribution and Redemption Agreement and each other agreement, certificate, instrument and other document contemplated by hereby or thereby.
“Transaction Expenses” means all fees, costs and expenses incurred by the Seller or any Group Company in connection with any sale or exploration of strategic alternatives of any of the Group Companies, this Agreement (including the preparation and negotiation thereof and discussions leading thereto) or the Transactions, in each case for which any Group Company is liable or to which any of any Group Company’s assets are subject, including (a) fees and expenses of legal counsel, accountants, investment bankers and financial advisers and any other representatives and consultants engaged by any Group Company or the Seller, (b) any amounts that are payable or would become payable by such Person or any of its Subsidiaries directly or indirectly as a result of the Transactions (either alone or in connection with any other event), including all Liabilities to any current or former employee, officer, director, or other service provider of any Group Company that are incurred in whole or in part as a result of the Transactions (either alone or in connection with the Transactions), including sale, stay or retention bonus payments, change of control payments, deferred compensation, transaction bonus payments, severance, termination or similar bonus, payment or other compensation (including any such amounts that are payable solely under so called “double trigger” provisions where the Transaction is not the second trigger), (c) the employer portion of any payroll, social security, unemployment, employment or similar Taxes with respect to or in connection with the foregoing clause (b) and any amounts payable to gross-up or make whole any Person for income or excise Taxes imposed with respect to or in connection with such amount, (d) fifty percent (50%) of any fees of the Escrow Agent in connection with establishing and administering the Adjustment Escrow Account, (e) any Transfer Taxes for which the Seller is responsible pursuant to Section 6.6(a), (f) any fees and expenses for which the Seller is responsible pursuant to

Section 6.12(b) in connection with obtaining the D&O Tail and (g) fifty percent (50%) of the Tax Policy Expenses (provided, the Tax Policy Expenses that Seller is responsible for shall not exceed, in the aggregate, $[*]). Notwithstanding the foregoing, “Transaction Expenses” shall not include any amount to the extent expressly included in the calculation of Indebtedness. For the avoidance of doubt, the Parties agree that “Transaction Expenses” shall be updated to account for any adjustments to the calculation of Purchase Price as determined pursuant to Section 2.5, as applicable.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer Taxes” shall have the meaning set forth in Section 6.6(a).
“Transition Services Agreement” means that certain Transition Services Agreement, in the form and substance reasonably satisfactory to the Purchaser and the Seller, to be entered into on the Closing Date by and between the Seller and the Purchaser.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Union” means any union, works council, or labor organization or other Person purporting to act as the exclusive bargaining representative of any employees or Contingent Workers.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law.
“Warranty” has the meaning set forth in Section 3.28.
“Workforce Services Agreement” has the meaning set forth in Section 3.16(a).
“Workforce Solutions” means One Water Brands Workforce Solutions, LLC.
“YakGear Business” means the businesses operated under the assets transferred in that certain Bill of Sale, Assignment and Assumption Agreement, dated as of January 29, 2026, by and between T-H Marine Supplies, LLC, as transferor, and Star-Brite Distributing, LLC, as transferee.
ARTICLE II

PURCHASE AND SALE
2.1    Purchase and Sale. On the terms and conditions set forth in this Agreement, at the Closing the Purchaser hereby purchases and acquires from the Seller, and the Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser, all of the Seller’s right, title and interest in and to the Purchased Shares, free and clear of all Liens, in exchange for the consideration specified Section 2.3(a) (as it may be adjusted pursuant to Section 2.5).
2.2    The Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the purchase and sale of the Purchased Shares (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the third (3rd) Business Day following the satisfaction or waiver in writing of each of the conditions to the obligations of the parties set forth in

Section 7.1 and Section 7.2 (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver in writing of such conditions at the Closing), or in such other manner or at such other time or date as the parties may mutually agree upon in writing (the “Closing Date”); provided, in no event shall the Closing occur prior to February 2, 2026 without the prior written consent of the Purchaser.
2.3    Closing Date Payments.
(a)    Seller Payments. At the Closing, in consideration of receipt by the Purchaser of the Purchased Shares, the restrictive covenants set forth in the Restrictive Covenant Agreement with respect to the Seller and the releases set forth in Section 6.4, the Purchaser shall deliver, or cause to be delivered, to the Seller, by wire transfer of immediately available funds in accordance with the wire instructions for the Seller previously provided to the Purchaser, an amount equal to the Closing Date Payment.
(b)    Transaction Expenses. At the Closing, the Purchaser shall, on behalf of the Group Companies or the Seller, and to the extent not paid prior to the Closing or at the Closing from other sources, pay or cause to be paid to each Person to whom any Estimated Transaction Expenses are owed and with respect to whom an Invoice has been delivered in accordance with Section 2.4(b)(viii), the amount of Estimated Transaction Expenses shown on the applicable Invoice to be owing to such Person, by wire transfer of immediately available funds to the account specified in the applicable Invoice (provided, (i) any compensatory payments will be made through the first (or, if not reasonably practicable, second) regularly scheduled payroll cycle of the Group Companies and (ii) amounts with respect to Taxes shall be paid by the Group Companies in a manner as required by applicable Law).
(c)    Indebtedness. At the Closing, the Purchaser shall, on behalf of the Group Companies, pay or cause to be paid to each Person to whom any Repaid Indebtedness is owed and with respect to whom a Payoff Letter has been delivered in accordance with Section 2.4(b)(ix), the amount of Repaid Indebtedness shown on the applicable Payoff Letter to be owing to such Person, by wire transfer of immediately available funds to the account specified in the applicable Payoff Letter.
(d)    Escrow Funds. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Escrow Agent, by wire transfer of immediately available funds to the account designated in the Escrow Agreement, a portion of the Estimated Purchase Price equal to the Adjustment Escrow Amount, to be held by the Escrow Agent in a separate escrow account (the “Adjustment Escrow Account”) established by the Escrow Agent pursuant to the Escrow Agreement.
2.4    Closing Deliveries.
(a)    At or prior to the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following:
(i)    a counterpart to the Escrow Agreement, duly executed by the Purchaser;
(ii)    a certificate, duly executed by an authorized officer of the Purchaser, certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied;
(iii)    a counterpart to the Transition Services Agreement, duly executed by the Purchaser; and

(iv)    a counterpart to the Employee Leasing Agreement, duly executed by the Purchaser and Kinpak, LLC; and
(b)    At or prior to the Closing (or, as specified in this Section 2.4(b), prior to the Closing), the Seller shall deliver, or cause to be delivered, to the Purchaser the following:
(i)    stock certificates evidencing all of the Purchased Shares, together with instruments of assignment and conveyance transferring all of the Purchased Shares from the Seller to the Purchaser, in form and substance reasonably satisfactory to the Purchaser;
(ii)    the Estimated Closing Statement, in accordance with Section 2.5(a);
(iii)    copies of all approvals, consents and waivers, and evidence of delivery of all notices, that are listed on Schedule 2.4(b)(iii), in form and substance reasonably satisfactory to the Purchaser;
(iv)    agreements effecting the termination of each Contract identified on Schedule 2.4(b)(iv) and each Related Party Transaction, in each case without any further liabilities or obligations on the part of any Group Company, duly executed by the Group Company party to such Related Party Transaction and each counterparty thereto, in form and substance reasonably satisfactory to the Purchaser;
(v)    counterparts to the Escrow Agreement, duly executed by the Seller and the Escrow Agent;
(vi)    a counterpart to the Transition Services Agreement, duly executed by the Seller;
(vii)    to the extent requested by the Purchaser, written resignations of the officers, directors and managers of the Group Companies (in such capacities and not in an employment capacity), in form and substance reasonably satisfactory to the Purchaser;
(viii)    customary invoices for all of the Estimated Transaction Expenses that are to be paid as of the Closing (the “Invoices”), identifying each Person who is owed a portion of such Estimated Transaction Expenses, its wire information and the final amount owed, which shall have been delivered to the Purchaser no less than three (3) Business Days prior to the Closing Date;
(ix)    duly executed copies of customary payoff letters executed by the lenders, or the administrative agent (or similar person) on behalf of the lenders, in respect of all Repaid Indebtedness (the “Payoff Letters”), in each case, as reasonably requested by the Purchaser and in form and substance reasonably satisfactory to the Purchaser, which shall have been delivered to the Purchaser no less than three (3) Business Days prior to the Closing Date;
(x)    to the extent requested by the Purchaser, and except for Permitted Liens, evidence of customary Lien releases (in form ready for filing where applicable) for filing upon payment of any applicable amounts outstanding;

(xi)    a certificate, duly executed by the Secretary of the Company, certifying as true and correct as of the Closing Date, (A) the Organizational Documents of each Group Company, and (B) the resolutions or consents, duly adopted by the board of directors and stockholders of each Group Company, as applicable, which such resolutions or consents shall be in full force and effect as of the Closing, (I) authorizing and approving the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, and (II) confirming its existing officers and directors, and ratifying all prior actions taken by each such Persons in his or her capacity as such in connection with the matters addressed by such resolutions or consents;
(xii)    a certificate of good standing (or the equivalent) of each Group Company from the appropriate government officials of their respective jurisdictions of incorporation, formation or organization, as applicable, and each jurisdiction where such Group Company is qualified to do business as a foreign entity, as applicable, in each case dated within five (5) days of the Closing Date;
(xiii)    with respect to the Seller, a valid and duly completed and executed IRS Form W-9;
(xiv)    a certificate, duly executed by an authorized officer of Seller, certifying that the conditions set forth in each of Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;
(xv)    one or more title affidavits sufficient to remove all standard exceptions, including those for mechanics’ liens and parties in possession, with respect to each Owned Real Property and specifically including a gap indemnity, together with a non-imputation affidavit with respect to each Owned Real Property;
(xvi)    a counterpart to the Employee Leasing Agreement, duly executed by Workforce Solutions;
(xvii)    counterparts to the Confirmatory Assignment Agreement, duly executed by Workforce Solutions and each of Company, Ocean Bio-Chem Intermediate Holdings, Inc., Ocean Bio-Chem, LLC, Star Brite Europe, LLC, Star-Brite Distributing, LLC, Star Brite Distributing (Canada), LLC, Kinpak, LLC, Starbrite Sta-Put, LLC, and Odorstar Technology, LLC;
(xviii)    counterparts to the Confirmatory Assignment Agreement, duly executed by Seller and each of Company, Ocean Bio-Chem Intermediate Holdings, Inc., Ocean Bio-Chem, LLC, Star Brite Europe, LLC, Star-Brite Distributing, LLC, Star Brite Distributing (Canada), LLC, Kinpak, LLC, Starbrite Sta-Put, LLC, and Odorstar Technology, LLC.
2.5    Purchase Price Adjustment.
(a)    At least three (3) Business Days prior to the Closing, the Seller shall provide the Purchaser with a statement (the “Estimated Closing Statement”), duly certified by the Seller, accurately setting forth the Seller’s good faith estimates and calculations (each of which shall be reasonably satisfactory to the Purchaser) of the Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Cash (the “Estimated Closing Cash”), the Closing Net Working Capital (the “Estimated

Closing Net Working Capital”) and the Closing Transaction Expenses (the “Estimated Transaction Expenses”), and the resulting calculation of the Estimated Purchase Price. The Estimated Closing Statement shall have been prepared in accordance with the definitions in this Agreement, including with respect to the Estimated Closing Indebtedness, Estimated Closing Cash, Estimated Closing Net Working Capital, Estimated Transaction Expenses, and Estimated Purchase Price. Following the Seller’s delivery of the Estimated Closing Statement and prior to the Closing, the Seller shall provide the Purchaser and its Representatives with reasonable access at reasonable times during normal business hours and upon reasonable prior notice to the books and records (including work papers, schedules, memoranda and other documents) of the Group Companies and reasonable access to relevant financial personnel involved in the preparation of the Estimated Closing Statement, in each case, to the extent reasonably requested by the Purchaser or any of its Representatives in connection with its review of the Estimated Closing Statement (including each component thereon). The Seller shall consider and, if applicable, incorporate the Purchaser’s proposed changes (if any) to the Estimated Closing Statement in good faith (for the avoidance of doubt, neither the Purchaser’s failure to identify nor raise any comment or change or the Seller’s acceptance or non-acceptance of any comment or change shall indicate any acceptance or waiver by the Purchaser or otherwise affect the Purchaser’s rights under Section 2.5(d)).
(b)    Within one hundred twenty (120) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth the Purchaser’s calculations of each of the Closing Indebtedness, the Closing Net Working Capital, the Closing Cash, the Closing Transaction Expenses and the Purchase Price resulting therefrom. The Closing Statement shall, with respect to the Closing Indebtedness, the Closing Net Working Capital, the Closing Cash, the Closing Transaction Expenses and the Purchase Price set forth thereon, be prepared in accordance with the definitions in this Agreement. During the thirty (30) days immediately following the Seller’s receipt of the Closing Statement and any period of dispute thereafter with respect to such Closing Statement, the Purchaser shall provide the Seller and its Representatives with reasonable access at reasonable times during normal business hours and does not unreasonably disrupt the operations of the Purchaser, and upon reasonable prior notice to the books and records (including work papers, schedules, memoranda and other documents) of the Group Companies and reasonably necessary access to relevant financial personnel involved in the preparation of the Closing Statement, in each case, to the extent (x) reasonably requested by the Seller or any of its Representatives and (y) necessary in connection with their review of the Closing Statement (including each component thereon); provided, (A) the foregoing shall not require the Purchaser to provide, and shall not entitle the Seller to, access to any information or materials that are subject to any attorney-client, work product or other similar privilege if providing such access would jeopardize such privilege and (B) any access to information or materials shall be subject to restrictions under applicable Law and Contracts and, if requested, the execution of customary workpaper access letters.
(c)    The Closing Statement and the calculations set forth therein shall become final and binding upon the Parties thirty (30) days following the Seller’s receipt thereof (or at any earlier date that the Seller delivers written notice to the Purchaser of its acceptance thereof) unless the Seller gives a single written notice of its disagreement (a “Notice of Disagreement”) to the Purchaser prior to such date. A Notice of Disagreement may only include disagreements based on (i) the failure of the Closing Indebtedness, the Closing Net Working Capital, the Closing Cash, the Closing Transaction Expenses and the Purchase Price, in each case as reflected on the Closing Statement, to be calculated in accordance with the applicable definitions contained in this Agreement and/or (ii) mathematical errors in the computation of the Closing Indebtedness, the Closing Net Working Capital, the Closing Cash, the Closing Transaction Expenses or the Purchase Price. To be valid, any Notice of Disagreement must specify in reasonable detail the nature and amount of any disagreement so asserted and the basis for such disagreement (each, a

“Disputed Item”). All items not specifically objected to as a Disputed Item in a timely-delivered Notice of Disagreement shall be deemed to be agreed and shall be final and binding and not be appealable or subject to further review by the Parties for purposes of this Section 2.5.
(d)    Following the Purchaser’s receipt of a Notice of Disagreement, if any, the Purchaser and the Seller shall work in good faith to resolve the Disputed Items set forth therein. In the event the Purchaser and the Seller fail to agree on any Disputed Items within thirty (30) days after the Purchaser receives the Notice of Disagreement (or such longer period as they may mutually agree), then the Purchaser and the Seller agree to submit any remaining Disputed Items to a national independent accounting, consulting, or professional services firm with significant arbitration experience related to purchase price adjustment disputes relating to transactions of a similar nature, mutually acceptable to the Purchaser and the Seller (the “Independent Accountant”) for computation or verification in accordance with the terms of this Agreement. If the Purchaser and the Seller reach a final resolution with respect to any particular Disputed Item in a written document signed by the Purchaser and the Seller (each, a “Resolved Item”), such Resolved Item shall be final and binding upon, and not appealable or subject to further review by, the Parties. The Purchaser and the Seller shall direct the Independent Accountant to review the remaining Disputed Items and, within thirty (30) days following its engagement (or within the shortest time frame as the Independent Accountant agrees), deliver a reasoned written report to the Purchaser and the Seller setting forth its determination of the proper amounts of each of the Disputed Items. There will be no ex parte communications between the Seller or the Purchaser and their respective Representatives and the Independent Accountant, other than written answers by the Seller or the Purchaser to written questions of the Independent Accountant (copies of which shall be provided simultaneously to the other Party). In resolving any Disputed Item, the Independent Accountant (i) shall be bound by the provisions of this Agreement, including this Section 2.5, (ii) resolve all disputes in accordance with definitions and calculation methodologies of this Agreement, (iii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either the Purchaser or the Seller in the Closing Statement or the Notice of Disagreement, (iv) shall restrict its decision to such Disputed Items which are then in dispute, (v) allow each of the Seller and the Purchaser the opportunity to present their arguments and (vi) shall render its decision in writing setting forth in reasonable detail the basis upon which its decision was made. The Purchaser and the Seller shall reasonably cooperate with the Independent Accountant. Each of the Purchaser and the Seller agrees that the Independent Accountant shall be acting as an expert and not arbitrator. The remedies provided in this Section 2.5(d) shall be the exclusive remedy for resolving disputes related to the determination of Closing Cash, Closing Indebtedness, Closing Net Working Capital and Closing Transaction Expenses, and the decision of the Independent Accountant shall be final and binding on the Purchaser and the Seller absent fraud or manifest error; provided, the final written determination of the Independent Accountant may be submitted by either Party to a court of competent jurisdiction for specific enforcement thereof. All negotiations pursuant to this Section 2.5(d) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Independent Accountant, and the dispute resolution proceedings under this Section 2.5(d), shall be treated as confidential information. The Seller shall pay a portion of the fees and expenses of the Independent Accountant equal to the percentage by which the portion of the disputed amounts in the Seller’s submission to the Independent Accountant not awarded to the Seller bears to the aggregate amount actually disputed by the Seller in the Seller’s submission to the Independent Accountant, and the Purchaser shall pay the remaining portion of such fees and expenses.
(e)    If the Estimated Purchase Price is less than the Purchase Price (such shortfall, the “Shortfall Amount”), then, subject to Section 2.6, within five (5) Business Days after the Closing Statement becomes final and binding on the Parties pursuant to this Section 2.5:

(i)    the Purchaser shall pay, or cause to be paid, to the Seller the Shortfall Amount, by wire transfer of immediately available funds (or other alternative delivery arrangement mutually agreed by the Seller and the Purchaser in writing), in accordance with the wire instructions provided by the Seller to the Purchaser; and
(ii)    the Seller and the Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Funds from the Adjustment Escrow Account to the Seller, by wire transfer of immediately available funds (or other alternative delivery arrangement mutually agreed by the Seller and the Purchaser in writing), in accordance with the wire instructions provided by the Seller to the Purchaser.
(f)    If the Estimated Purchase Price is greater than the Purchase Price (such excess, the “Excess Amount”), then, subject to Section 2.6, within five (5) Business Days after the Closing Statement becomes final and binding on the Parties pursuant to this Section 2.5, (i) the Purchaser and the Seller shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay (A) to the Purchaser, from the Adjustment Escrow Account, the lesser of (1) the Excess Amount and (2) the Adjustment Escrow Funds, (ii) to the extent the Excess Amount is greater than the Adjustment Escrow Funds (the “Escrow Deficiency Amount”), the Seller shall jointly and severally pay, or cause to be paid, the entirety of the Escrow Deficiency Amount, by wire transfer of immediately available funds (or other alternative delivery arrangement mutually agreed by the Seller and the Purchaser in writing), to the Purchaser, and (iii) to the extent the Excess Amount is less than the Adjustment Escrow Funds (the “Escrow Surplus Amount”), after giving effect to the payment in clause (i), the Purchaser and the Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the Escrow Surplus Amount from the Adjustment Escrow Account to the Seller, by wire transfer of immediately available funds (or other alternative delivery arrangement mutually agreed by the Seller and the Purchaser in writing), in accordance with the wire instructions provided by the Seller to the Purchaser.
(g)    If the Estimated Purchase Price is equal to the Purchase Price, then none of the Seller or the Purchaser will be required to make any payment to the other party pursuant to this Section 2.5; provided, the Seller and the Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any amounts remaining in the Adjustment Escrow Account to the Seller, by wire transfer of immediately available funds (or other alternative delivery arrangement mutually agreed by the Seller and the Purchaser in writing), in accordance with the wire instructions provided by the Seller to the Purchaser.
(h)    The Parties agree that any amount paid under this Section 2.5 shall be treated as an adjustment to the Purchase Price for Tax purposes and, except to the extent required by applicable Law, not to take any position inconsistent with such treatment on any Tax Return.
2.6    Withholding. Notwithstanding anything in this Agreement to the contrary, each Party (and their respective designees) that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any Taxes required to be deducted and withheld with respect to the making of such payments under the Code, the Treasury Regulations issued thereunder or any other provision of applicable Law, including any payroll, social security, employment or similar Taxes. To the extent that amounts are so withheld and deducted pursuant to this Section 2.6, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE GROUP COMPANIES
As a material inducement to the Purchaser to enter into this Agreement and acquire the Purchased Shares hereunder, the Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:
3.1    Organization, Power and Authority. Each Group Company is duly incorporated or formed, validly existing and in good standing under the Laws of the state of its incorporation or formation. Each Group Company is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of the Business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to be material to the Business. Each Group Company possesses all requisite power and authority to own and operate its properties, to carry on the Business as now conducted and presently proposed to be conducted and to enter into the Transaction Documents to which it is a party and carry out the Transactions. The copies of the Organizational Documents of each Group Company furnished to the Purchaser reflect all amendments and modifications made thereto and are true, correct and complete. Schedule 3.1 sets forth a true, correct and complete list of all of the officers and directors of each Group Company.
3.2    Capitalization; Subsidiaries.
(a)    Schedule 3.2(a) sets forth the capitalization of each Group Company, including its authorized, issued and outstanding Equity Securities and the record and beneficial owner of such Equity Securities. The issued and outstanding Equity Securities and rights to acquire Equity Securities of the Company consists solely of the Purchased Shares as set forth on Schedule 3.2(a), which are, as of immediately prior to the Closing, owned beneficially and of record, in the case of the Purchased Shares, by the Seller. All of the issued and outstanding Equity Securities of each Group Company are duly authorized, validly issued, fully paid and non-assessable, have not been issued in violation of any statutory or contractual preemptive rights or similar rights and are free and clear of all Liens (other than those created under applicable securities Laws and any Liens identified on Schedule 3.2(a)). No Group Company is, and immediately following the Closing no Group Company shall be, subject to any obligation (contingent or otherwise) to issue, award, grant, sell or otherwise cause to become outstanding any Equity Securities of such Group Company, to repurchase, redeem or otherwise acquire or retire any Equity Securities of such Group Company or to make or pay any dividends or distributions in respect of any Equity Securities of such Group Company. No Group Company has ever issued any Equity Security subject to vesting or forfeiture. Except as set forth on Schedule 3.2(a), there are no, and immediately following the Closing there shall not be any, statutory or contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to any of the Equity Securities of any Group Company, including with respect to the purchase and sale of the Purchased Shares as contemplated by this Agreement. There are no, and immediately following the Closing there shall not be any, authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights or other contracts or commitments that could require any Group Company to issue, sell or otherwise cause to become outstanding any of its Equity Securities. No Group Company is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its Equity Securities. No Group Company has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities, and the purchase and sale of the Purchased Shares contemplated by this Agreement does not require registration under the Securities Act or any applicable state securities Laws. Except as set forth on Schedule 3.2(a), there are no voting trusts, proxies or any other arrangements or understandings with respect to the voting of any Equity Securities of any Group Company, or any agreements or understandings to which any Group Company or any of holders of Equity Securities of any Group Company is a party, or by which any Group Company or any of holders of Equity Securities of any Group Company is bound, relating to the transfer, sale or registration of any Equity Securities of any Group Company or with respect to any other aspect of any Group Company’s governance. There are no outstanding bonds, debentures, notes or other Indebtedness instruments of any Group Company that have the right to vote (or that are convertible into, or exchangeable for, securities that have the right to vote).
(b)    Except as set forth on Schedule 3.2(b), none of the Group Companies (1) has, or has ever had, any Subsidiaries, (2) holds, or has ever held, any Investment in any Person, or (3) has, or is subject to any obligation to make, any Investment (whether by loan, capital contribution, purchase of securities or otherwise, and including any additional Investments) in any Person.
3.3    Authorization; No Breach.
(a)    The execution, delivery and performance of this Agreement and each other Transaction Document to which any Group Company is or will be a party and the consummation of the Transactions have been duly authorized by the applicable Group Company, and no other proceeding on the part of the applicable Group Company, its board of directors or managers (or similar governing body) or its direct or indirect equity holders is necessary to approve and authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which any Group Company is or will be a party or the consummation of the Transactions. This Agreement and each of the other Transaction Documents to which any Group Company is or will be a party have been or will be (as applicable) duly executed and delivered by the Group Company party thereto. This Agreement constitutes a valid and binding obligation of each Group Company party hereto, enforceable in accordance with its terms, and each other Transaction Document to which any Group Company is or will be a party is or will be (as applicable) a valid and binding obligation of the Group Company party thereto, enforceable in accordance with its terms (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity)).
(b)    Except as set forth on Schedule 3.3(b), the execution, delivery and performance of this Agreement and each other Transaction Document to which Seller or any Group Company is or will be a party, the consummation of the Transactions and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller or any Group Company party hereto or thereto do not and will not (i) conflict with or result in a breach or violation of, (ii) require notice, filing or constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of any Group Company or any of any Group Company’s assets or properties pursuant to, (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation, or cause or result in any disclosure, license or making available of any Trade Secrets of any Group Company, under, (v) cause any Group Company to be off ramped, placed into dormant status under or lose any benefits under or (vi) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, the Organizational Documents of any Group Company, any Law or Permit to which any Group Company is subject or any Contract to which any Group Company is a party or by which it or any of its assets or properties is bound. No Group Company is a party to or bound by any Contract with respect to a Company Transaction other than this Agreement, and each Group Company has terminated all discussions with third parties (other than the Purchaser) regarding any Company Transaction. No Group Company has breached any exclusivity, no-shop or similar obligation to any third party in connection with the negotiation of the Transactions or any other Company Transaction.
(c)    Except as set forth on Schedule 3.3(c), no authorization, consent, approval, exemption or other action by, notice to or filing with any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document, the consummation of the Transactions or the fulfillment of and compliance with the respective terms hereof or thereof.
3.4    Financial Statements.
(a)    Schedule 3.4(a) sets forth the following financial statements (collectively, the “Financial Statements”):
(i)    the unaudited combined balance sheets of the Group Operating Companies as of September 30, 2024 and September 30, 2025, and the related unaudited combined statements of operations for the respective twelve (12)-month periods then ended; and
(ii)    the unaudited combined balance sheet of the Group Operating Companies as of November 30, 2025 (the “Latest Balance Sheet”), and the related unaudited statements of operations for the two (2)-month period then ended.
(b)    Except as set forth on Schedule 3.4(b), each of the Financial Statements (including the notes thereto, if any) has been prepared from and is consistent with the books and records of the applicable Group Operating Companies (which books and records are accurate and complete in all material respects), is true and correct and presents fairly in all material respects the consolidated financial condition and results of operations of the applicable Group Operating Companies on a standalone basis as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby (subject to the absence of footnote disclosures and in the case of the unaudited Financial Statements described in Section 3.4(a), to normal and customary year-end adjustments for recurring accruals (none of which would be material, individually or in the aggregate)). The allocation of costs in the Financial Statements between the Business and the Seller’s and its Affiliate’s other lines of business accurately reflect the costs that the Purchaser will incur to continue to operate the Business on a standalone basis, after taking into account the acquisition of the Group Companies contemplated hereby, in the same manner as it was conducted prior to, and in the same manner it is intended to be conducted following, the Closing.
(c)    The Group Companies have devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in all material respects in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, and (iii) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There have been no instances of fraud involving any Group Company, the Seller or any members of the management of any Group Company or any other Person who had a role in the preparation of the Financial Statements, whether or not material, that occurred during any period covered by the Financial Statements. The books of account and other financial records of the Business and the Group Companies (1) have been maintained in accordance with sound business practices, GAAP, applied on a consistent basis, and all applicable Laws, (2) are true, correct and complete in all material respects and (3) accurately and completely represent actual, bona fide transactions.
(d)    The projections previously provided to the Purchaser represent good faith estimates of the performance of the Group Companies on a consolidated basis for the periods stated therein based upon assumptions which were believed in good faith to be reasonable when made and continue to be reasonable; provided, the foregoing is not a guarantee that such projections will be achieved.
(e)    No Group Company has entered into any transactions involving the use of special purpose entities for any off balance sheet activity. The revenue recognition policies of the Group Companies, and the application of those policies, are in accordance with the accrual method of accounting and such policies have not changed since January 1, 2021.
(f)    All of the inventory of the Group Companies consists of a quality and quantity that is usable and saleable, in each case consistent in all material respects with the quality and quantity of such inventories historically maintained by the Group Companies in the ordinary course of business consistent with past practice. The quantity of the inventory held by the Group Companies is not excessive and is reasonable in the present circumstances of the Group Companies, after taking into account (x) any purchase commitments and (y) the effect of any fluctuations caused by seasonality, known supply chain disruptions or normal business delays in the ordinary course of business. Adequate reserves have been reflected in the latest Financial Statements for expired or otherwise unusable, obsolete, damaged, defective, or unsaleable items and items of below-standard quality, which such reserves were calculated in accordance with GAAP. All such inventories have been priced at the lower of cost or net realizable value. Schedule 3.4(f) sets forth a true, correct and complete list of all inventory of the Group Companies as of December 31, 2025.
(g)    Schedule 3.4(g) sets forth a true, correct and complete list of all Indebtedness of any Group Company, all of which Indebtedness is also set forth on the Estimated Closing Statement.
3.5    Accounts Receivable; Accounts Payable.
(a)    All of the accounts receivable of the Group Companies and of the Business have arisen from bona fide arm’s length transactions in the ordinary course of business, are valid receivables collectible in the ordinary course of business and are not subject to any setoffs, credit, or counterclaims (subject only to reserves for bad debts set forth in the Financial Statements and on the face of the Latest Balance Sheet consistent with past practice). No Products previously manufactured, currently in production or scheduled for production by any Group Company or the Business will, for any reason, be rejected or fail any testing, and all associated accounts receivables will be timely collected by the Group Companies in the ordinary course of business. All reserves, allowances and discounts with respect to the accounts receivable of the Group Companies and the Business reflected on the Latest Balance Sheet were established consistent with the reserves, allowances and discounts previously maintained by the Group Companies and the Business with respect to accounts receivable in the ordinary course of business. Since the date of the Latest Balance Sheet, each Group Company has collected its accounts receivable in the ordinary course of business and in a manner consistent with its past practices and has not accelerated any such collections. Except as set forth on Schedule 3.5(a), no accounts receivable of any Group Company has been outstanding for more than ninety (90) days. No Person has any Lien on any accounts receivable of the Group Companies.
(b)    All accounts payable and notes payable of the Group Companies and the Business arose in bona fide arm’s length transactions in the ordinary course of business consistent with past practice and are not subject to any setoffs or counterclaims, and no such account payable or note payable is delinquent in its payment. Since the date of the Latest Balance Sheet, each Group Company has paid its accounts payable in the ordinary course of business and in a manner consistent with its past practices, and does not reflect any changes in discounts, rebates or other benefits offered to customers. No accounts payable of any Group Company has been outstanding for more than ninety (90) days.
3.6    Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6, no Group Company has any Liability (regardless of when asserted), other than: (a) Liabilities specifically and adequately reserved against the Latest Balance Sheet; (b) Liabilities arising after the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practices (none of which is a Liability resulting from noncompliance with any applicable Laws or Permits, breach of Contract, breach of warranty, tort or claims relating to infringement, misappropriation, dilution or other malfeasance) which are not, individually or in the aggregate, material to the Group Companies (taken as a whole); and (c) Liabilities expressly, and to the extent, included in the calculation of Closing Transaction Expenses, Closing Indebtedness or as a current liability in Closing Net Working Capital, each as finally determined pursuant to Section 2.5.
3.7    No Material Adverse Effect. Since September 30, 2025, (a) there has not been a Material Adverse Effect and there has not occurred any fact, event, development, occurrence, change or effect that has had or would reasonably be expected to have a Material Adverse Effect, (b) the Group Companies have conducted the Business only in the ordinary course of business and consistent with past practice and (c) no Group Company has received any notice from, or written or, to the Knowledge of the Group Companies, verbal assertion or indication by, the other party thereto of (i) any material problems with its services or performance under any Material Contract (or other right or obligation thereunder) or (ii) such other party’s desire to amend, relinquish, terminate or not renew any such Material Contract (or other right or obligation).
3.8    Absence of Certain Developments. Except as set forth on Schedule 3.8 and the Reorganization, since September 30, 2025, no Group Company has (and Seller has not permitted any Group Company to):
(a)    modified, waived or amended any of its Organizational Documents;
(b)    declared, set aside or made any payment, dividend or distribution (other than Cash and such payments or distributions solely amongst the Group Companies) to any of such Group Company’s equity holders with respect to such equity holder’s Equity Securities or otherwise, converted any outstanding Liability into or exchanged any outstanding Liability for its Equity Securities, or redeemed, repurchased or otherwise acquired, or offered to redeem, repurchase or otherwise acquire, any of its Equity Securities;

(c)    granted, issued, sold, pledged, encumbered or otherwise disposed of any of its Equity Securities;
(d)    split, combined or reclassified any of its Equity Securities;
(e)    adopted or entered into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it;
(f)    merged, consolidated or reorganized with, acquired or entered into any other business combination with any corporation, partnership, limited liability company, joint venture, association or any other business organization or division thereof, acquired any Equity Securities or a material portion of the assets of any Person or a division thereof, or collection of assets constituting a material portion of a business or business unit, or entered into any negotiation, discussion or agreement for such purpose, or formed or acquired any Subsidiaries;
(g)    otherwise acquired any material assets (other than inventory, equipment and supplies acquired in the ordinary course of business);
(h)    sold, assigned, leased, licensed or otherwise transferred any of its tangible assets, except (i) tangible assets other than inventory in the ordinary course of business for fair value of less than $[*] in the aggregate and (ii) inventory in the ordinary course of business;
(i)    placed, subjected or allowed the creation of any Lien on any of its properties or assets, except for Permitted Liens, or any of their Equity Securities to any Lien, other than any restrictions on transfer imposed by federal or state securities Laws;
(j)    incurred, created, paid or repaid any Indebtedness for borrowed money (including contingently as a guarantor or otherwise), except Transaction Expenses and current liabilities incurred in the ordinary course of business;
(k)    (i) made any loans or advances to, guarantees for the benefit of or any Investments in any Person, (ii) forgiven or discharged in whole or in part any outstanding loans or advances or (iii) borrowed, incurred, committed to incur, assumed or guaranteed any Indebtedness or entered into any loan arrangements or receive any loans or advances;
(l)    acted in any manner that would reasonably be expected to result in any loss, lapse, abandonment, expiration, impairment, invalidity or unenforceability of any Intellectual Property or otherwise sold, disposed of, assigned, licensed, sublicensed, covenanted not to sue in respect of or otherwise transferred any Intellectual Property;
(m)    abandoned any material Permit or allowed any material Permit to terminate, lapse or expire to the detriment of any Group Company;
(n)    disclosed any Trade Secrets or other Confidential Information to any Person (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business consistent with past practice with reasonable protections of, and preserving all rights of such Group Company in, such Trade Secrets and other Confidential Information) or, to the Knowledge of the Group

Companies, received any Trade Secret or other confidential information of any Person in violation of any obligation of confidentiality;
(o)    canceled, compromised, waived or released any right or claim of material value;
(p)    (i) initiated any Proceeding or (ii) settled or otherwise compromised any actual or threatened Proceeding or other claim, except for settlements and compromises that solely involved the payment of money in an amount not greater than $[*] in the aggregate;
(q)    (i) granted any material refunds, credits, rebates or other allowances to any customer or changed the manner in which it extends discounts, credits or warranties to customers or otherwise deals with customers or (ii) conducted any voluntary or involuntary market withdrawal, recall, safety alert, post-sale warnings, detention, suspension, hold, regulatory enforcement actions, or other similar proceeding or notification;
(r)    entered into any Material Contract, or amended, terminated or granted any release or relinquishment of any material right under any Material Contract (or any Contract that would have been a Material Contract if it were in effect as of the date hereof);
(s)    entered into any Contract for the lease of real property or amended, renewed, not renewed, exercised an option to extend the term of, terminated or granted any release or relinquishment of any material right under any existing Contract for the lease of real property;
(t)    directly or indirectly engaged in any transaction or entered into any Contract with any Company Related Party;
(u)    hired, engaged or otherwise entered into any employment, consulting or independent contractor agreement or arrangement with any employee, officer, director, Contingent Worker or other service provider of such Group Company, or terminated (other than for “cause”), furloughed or temporarily laid off any employee, officer, director, Contingent Worker or other service provider of such Group Company, in each case, whose base compensation would exceed, on an annualized basis, $[*];
(v)    except as required under the terms of any Employee Benefit Plan or applicable Law, (i) granted or announced any incentive, bonus, equity or equity-based or other similar awards, or accelerate the funding, vesting or payment of any compensation or benefit or made any increase in salaries, bonuses or other compensation or benefits payable by such Group Company to any of its current or former employees, officers, directors, Contingent Workers or other service providers, (ii) terminated, modified or amended any Employee Benefit Plan, (iii) established, adopted, amended or entered into any plan, policy or arrangement for the current or future benefit of any current or former employee, officer, director, Contingent Worker or other service provider of such Group Company or (iv) granted severance, change in control, retention or termination pay to, or adopted, entered into or amended any severance agreement with any current or former employee, officer, director, Contingent Worker or other service provider of such Group Company;
(w)    waived or released any confidentiality, assignment of inventions, noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former equityholder or current or former employee, officer, director, Contingent Worker or other service provider of such Group Company;

(x)    implemented or announced any employee layoffs, reductions in force, salary or wage reductions, work schedule changes, employee furloughs, facility or plant closures, early retirement programs or similar actions;
(y)    modified, extended or entered into any collective bargaining agreement (or other similar Contract) or relationship with any Union or similar organization, experienced any labor dispute or any claim of unfair labor practices or experienced any Union organizing activity;
(z)    entered into a settlement agreement with any current or former equityholder or current or former director, officer, employee, Contingent Worker or other service provider;
(aa)    made capital expenditures or commitments therefor of more than $[*] individually or $[*] in the aggregate;
(bb)    made any material changes to the type, quality, quantity or aggregate dollar amount of inventory, equipment or supply purchases inconsistent with such Group Company’s past practices and anticipated needs, taking into account the year-over-year growth of the Business and current sales projections;
(cc)    modified in any material respects its cash management practices, including by delaying or postponing the payment of (or otherwise failing to pay as and when due) any accounts payable or any other Liability, entered into any agreement or negotiation with any party to extend the payment date of any accounts payable or any other Liability, engaged in any promotional sale, discount or price reduction, altered the extension of credit terms to any customer, taken steps to effect the acceleration of customer orders or otherwise engaged in any activity that has had or would reasonably be expected to (or is intended to) have the effect of accelerating to earlier periods sales or the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods;
(dd)    changed any annual accounting period, adopted or changed any method of accounting or accounting practices, estimation techniques, assumptions, policies or principles theretofore adopted or followed, except as required by GAAP and reflected in a note to the Financial Statements, or reversed any accruals or reserves;
(ee)    made, revoked or changed any Tax election, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any Tax closing agreement, settled any Tax claim or assessment relating to such Group Company, surrendered any right to claim a Tax refund or credit, consented to or requested any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to such Group Company, failed to pay any Tax that became due and payable (including estimated Tax payments), failed to timely file any Tax Return, incurred any liability for Taxes outside the ordinary course of business, prepared or filed a Tax Return in a manner inconsistent with past practice or taken any other similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax;
(ff)    (i) suffered any theft, damage, destruction or casualty loss, or any condemnation or other taking, in excess of $[*], individually or in the aggregate, whether or not covered by insurance, or (ii) made or filed any claim concerning any such theft, damage, destruction or casualty loss, or any condemnation or other taking;
(gg)    entered into any new line of business; or

(hh)    agreed, whether orally or in writing, to do any of the foregoing.
3.9    Assets. Except as set forth on Schedule 3.9, each Group Company is in full possession of and has good and marketable title to a valid leasehold interest in or a valid license to use the properties and assets, whether tangible or intangible, used or held for use by such Group Company or the Business, located on any of their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens (other than Permitted Liens), except for tangible assets disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and except for Permitted Liens. Such properties and assets constitute all of the properties and assets (including buildings, fixtures, improvements, equipment, machinery, vehicles and any other tangible personal property) necessary and sufficient for the conduct of the Business from and after the Closing Date, as such Business is currently conducted and has been conducted during the previous twelve (12) months. All buildings, fixtures, improvements, equipment, machinery, vehicles and other tangible assets of each Group Company (whether owned or leased) are operating in conformity with all applicable Laws, are structurally sound (in the case of the buildings and improvements), are in good condition and repair (except for ordinary wear and tear consistent with the age of the assets and properties and not caused by neglect) and are fit for use in the ordinary course of business.
3.10    Tax Matters.
(a)    Each Group Company has timely filed all Tax Returns it is required to file under applicable Laws, and all such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws.
(b)    Each Group Company has timely paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and has withheld, collected and paid over to the appropriate taxing authority all Taxes it is required to withhold, collect or pay from amounts paid or owing to any employee, service provider, member, equityholder, creditor or other Person (and each Group Company has complied with all reporting and record keeping requirements related thereto, including filing Forms W-2 and 1099 (or other applicable forms)), and each Person who has received compensation for the performance of services on behalf of any Group Company has been properly classified as an exempt or non-exempt employee or an independent contractor of such Group Company in accordance with applicable Laws.
(c)    There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of any Group Company.
(d)    Neither the Seller nor any Group Company has waived or agreed to extend (or requested to waive or extend) any statute of limitations with respect to any Taxes (or any Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any Tax Return that has not been filed. No Group Company has submitted a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or any other request that is pending with any Governmental Authority that relates to Taxes or Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Tax is currently in force.
(e)    No non-U.S., U.S. federal, state or local Tax audit, investigation, suit, claim, action or administrative or judicial Tax proceeding is pending or being conducted with respect to or has been threatened against any Group Company.

(f)    No Group Company has received from any taxing authority (including jurisdictions where such Group Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against any Group Company.
(g)    No claim has been made by a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to Taxes assessed by such jurisdiction.
(h)    Except as set forth on Schedule 3.10(h), no Group Company is or has ever been (i) a member of an Affiliated Group or has filed or been included in a combined, consolidated or unitary income Tax Return or (ii) liable for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or non-U.S. Law) or (B) as a transferee or successor, by Contract or otherwise. No Group Company is a party to or bound by any Tax allocation, Tax sharing or similar agreement.
(i)    Each Group Company has properly collected and remitted sales, value added and similar Taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made without charging or remitting sales, value added or similar Taxes that qualify as exempt from sales, value added and similar Taxes.
(j)    No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date or pay any Taxes as a result of (i) a change in method of accounting for or use of an improper method of accounting during a Pre-Closing Tax Period, (ii) any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date, (iii) any installment sale or open transaction disposition transaction occurring on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue (including pursuant to Code Sections 455 or 456, Treasury Regulations Sections 1.451-5 and 1.451-8) accrued on or prior to the Closing Date, (v) the application of Section 952(c)(2) or Section 951 of the Code with respect to income earned or recognized with respect to payments received on or prior to the Closing Date, (vi) any “global intangible low taxed income” within the meaning of Section 951A of the Code attributable to a Pre-Closing Tax Period or (vii) any similar election, action or agreement that would have the effect of deferring any liability for Taxes of any Group Company from any Pre-Closing Tax Period to any period (or portion thereof) ending after the Closing Date. No Group Company has any outstanding liability for Taxes under Section 965 of the Code.
(k)    No Group Company is, or has ever been, a party to any “reportable transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b) (or any predecessor thereof).
(l)    The Group Companies have made available to the Purchaser true, correct and complete copies of each Group Company’s Tax Returns for each of the preceding four (4) taxable years.
(m)    No Group Company is a party to any agreement, Contract, arrangement or Employee Benefit Plan that has resulted or could result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (whether or not such payment is considered to be reasonable compensation for services rendered). No Group Company has any actual or potential indemnity obligations (including any obligation to “gross-up” any person or make any similar “make-whole” payment) for any Taxes imposed under Code Sections 4999 or 409A (or any corresponding provision of state, local or non-U.S. Tax Law).
(n)    Each Contract, arrangement or plan of each Group Company that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.
(o)    Except as set forth on Schedule 3.10(o), no Group Company is a resident for Tax purposes, or has a branch, permanent establishment, agency or other taxable presence, in any non-U.S. jurisdiction.
(p)    No Group Company is or has ever been (i) a United States real property holding corporation within the meaning of Code Section 897(c)(2) or (ii) a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) (A) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the Closing Date or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(q)    No Group Company is or owns the stock of (A) a “controlled foreign corporation” as defined in Section 957 of the Code, (B) a “passive foreign investment company” within the meaning of Section 1297 of the Code or (C) a “surrogate foreign corporation” within the meaning of Code Section 7874(a)(2)(B).
(r)    No Group Company is a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or contract which could be treated as a partnership for Tax purposes.
(s)    The Company is (and always has been) properly classified as a “C” corporation for U.S. federal income Tax purposes. The classification of each Group Company (other than the Company) for U.S. federal income Tax purposes is shown on Schedule 3.10(s). Except as set forth on Schedule 3.10(s), the taxable year of each Group Company is (and always has been) the calendar year ending December 31. Each Group Company is an accrual method taxpayer.
(t)    Each Group Company has been in compliance with all applicable Laws relating to transfer pricing, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodology (as required under Section 482 of the Code and any other applicable state, local or non-U.S. Law).
3.11    Contracts and Commitments.
(a)    Schedule 3.11(a) sets forth each of the following Contracts (to the extent in effect as of the date hereof) to which any Group Company is a party or by which any of its assets or properties is bound (such Contracts, whether or not listed, together with all of the Real Property Leases and Contracts relating to Intellectual Property required to be set forth on Schedule 3.12 (or any subsection thereof), the “Material Contracts”):

(i)    any Contract relating to Indebtedness, a guaranty of any obligation by any Group Company (for borrowed money or otherwise) or the mortgaging, pledging or otherwise granting of a Lien (including pursuant to any credit support or similar agreement) on any asset or group of assets of or Equity Securities in any Group Company;
(ii)    any Contract under which any Group Company has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds;
(iii)    any Contract or group of related Contracts with the same party or group of affiliated parties for the purchase of supplies, products, equipment or other tangible personal property, or for the receipt of services, under which the undelivered balance of such products and services involves (or would reasonably be expected to involve) payments by any Group Company in excess of $[*];
(iv)    any Contract or group of related Contracts with the same party or group of affiliated parties relating to products or services provided by the Group Companies, or relating to the promotion, advertising or marketing of the products or services provided by the Group Companies, that involves (or would reasonably be expected to involve) consideration in excess of $[*];
(v)    any other Contract or group of related Contracts with the same party or group of affiliated parties continuing over a period of more than six (6) months from the date or dates thereof, not terminable by a Group Company upon 60 days’ or less notice without penalty or that involves (or would reasonably be expected to involve) payments to or from the Group Companies in excess of $[*] in any twelve (12)-month period;
(vi)    any Contract with any Key Customer, Key Supplier, or Key Product Input Supplier;
(vii)    any Contract relating to expenditures (including any capital expenditures) relating to, or for the acquisition or construction of, fixed assets for the benefit and use of any Group Company, the performance of which involves unpaid commitments or Liabilities in excess of $[*] in the aggregate by the Group Companies;
(viii)    any Contract under which any Group Company (i) is a lessee of or holds or operates any personal property under which the aggregate annual rental payments exceed $[*], or (ii) is a lessor of or permits any third party to hold or operate any personal property owned or controlled by any Group Company;
(ix)    any Contract relating to the ownership of any Person or Investment (including all agreements related to any joint venture, partnership, strategic alliance, funding, sharing of profits, losses, costs, liabilities or revenues or similar Contract, or relating to any Group Company’s ownership of or investment in any Person);
(x)    any Contract relating to (i) any acquisition by any Group Company of any Equity Securities of any Person, or a material portion of the assets of any Person or a division thereof, or collection of assets constituting a material portion of a business or business unit, or any other assets that are material to the Group Companies (other than inventory, equipment and supplies acquired in the ordinary course of business), (ii) any sale, transfer or other disposition by any Group Company of any material assets, other than in the ordinary course of business, or any of its Equity Securities or (iii) any merger or other business combination, or any reorganization, recapitalization or similar extraordinary transaction, with respect to any Group Company, in each case, entered into since January 1, 2021 or under which any Group Company has any outstanding Liabilities;
(xi)    any Contract providing for warranty or indemnity terms obligating any Group Company with respect to its services or business that differ in any material respect from such Group Company’s standard customer terms and conditions (a copy of which standard terms and conditions has been made available to the Purchaser);
(xii)    any Contract containing, offering, providing or with respect to any rebate, discount or similar payment (or discount to any payment) in favor of a third party;
(xiii)    any Contract with a Governmental Authority;
(xiv)    any Contract relating to the settlement of any Proceeding entered into since January 1, 2021 or under which any Group Company has any continuing obligations;
(xv)    any Contract that purports to limit either the type of business in which any Group Company or any of its Affiliates may engage or the manner or geographic area in which any of them may engage in any business, anywhere in the world or during any period of time, including any Contract (A) containing any non-competition obligations enforceable against any Group Company, (B) containing any exclusivity, “most favored nation,” “most favored pricing” or similar obligation enforceable against any Group Company, (C) requiring the purchase of all or substantially all of any Group Company’s requirements or a minimum amount or percentage of a particular product or service from a particular vendor or supplier or that contains any “take or pay” provision, (D) containing any covenant restricting the ability of any Group Company to solicit any customer, supplier or other business relation or (E) containing any covenant restricting the ability of any Group Company to solicit for employment, hire, engage or employ any Person (other than customary employee non-solicitation covenants that do not materially interfere with the Business);
(xvi)    any settlement agreement or release agreement with any current or former equityholder or current or former employee, officer, director, Contingent Worker or other service provider entered into since January 1, 2023 or under which any Group Company has any continuing obligations;
(xvii)    any Contract for the engagement or employment of any employee, Contingent Worker or other Person on a full-time, part-time, consulting or other basis that provides for annual compensation in excess of $[*];
(xviii)    any pension, profit sharing, retirement, savings, bonus, incentive, commission, stock option, phantom unit, employee stock purchase, equity or equity-based arrangement or other plan, program, arrangement or agreement providing for deferred or other compensation or benefits to any current or former employee, officer, director or other service provider or any other employee benefit plan, arrangement or practice, whether formal or informal;
(xix)    any severance agreement, program, policy or arrangement or Contract providing for any severance, sale, stay or retention bonus payment, change of control payment, transaction bonus payment or other payment of any cash or other compensation or benefits upon the termination of the engagement or employment or upon the consummation of or in connection with the Transactions;
(xx)    any noncompete or nonsolicit with any current or former equityholder or current or former employee, officer, director or other service provider, or Contract regarding ownership and rights with regard to work produced by any current or former employee, officer, director or other service provider;
(xxi)    any Contract requiring the consent of any other party thereto or containing any provision that would result in an acceleration, modification or termination of any right or obligation of any party thereto upon, or providing any other party thereto any remedy (including rescission or liquidated damages) in the event of a direct or indirect change in control of any Group Company or the consummation of the Transactions; or
(xxii)    any other Contract that is material to any of the Group Companies or the operation or the Business, whether or not in the ordinary course of business (unless otherwise listed in respect of clauses (i) through (xxi)).
(b)    All of the Material Contracts are valid, binding and enforceable against the Group Company party thereto and, to the Knowledge of the Group Companies, against the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Each Group Company has performed all material obligations required to be performed by it and is not in default under or breach of, nor in receipt of any claim of such default under or breach of, any Material Contract to which such Group Company is a party. No event has occurred that (with the passage of time or the giving of notice or both) would result in a default under or breach of any Material Contract by any Group Company, or permit the termination, modification or acceleration of any material obligation of any Group Company under, any Material Contract. No Group Company has any expectation or intention of not fully performing on a timely basis all material obligations required to be performed by such Group Company under any Material Contract and, to the Knowledge of the Group Companies, there is no default under, or breach or cancellation or anticipated breach or cancellation of, any Material Contract by any of the other parties thereto. Except as set forth on Schedule 3.11(b), the Group Companies have furnished to the Purchaser a true, correct and complete copy of each of the written Material Contracts, including all amendments, extensions, guarantees and other binding supplements thereto, and an accurate description of each of the oral Material Contracts, if any, including all amendments, waivers or other changes thereto.
3.12    Intellectual Property.
(a)    Schedule 3.12(a) contains a true, correct and complete list of all: (i) Patents owned or purported to be owned by or filed in or issued under the name of any Group Company (“Company Patents”), registered Marks owned or purported to be owned by or filed in or issued under the name of any Group Company, domain names and social media accounts registered to or held for use by any Group Company, material unregistered Marks owned or purported to be owned by any Group Company, registered Copyrights owned or purported to be owned by or filed in or issued under the name of any Group Company and material unregistered Copyrights owned or purported to be owned by any Group Company, in each case including, the name of the owner and, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made (including, in the case of domain names and social media accounts, the domain registrar and social media handles); (ii) licenses, sublicenses or other Contracts under which any Group Company is granted rights by others in Intellectual Property, other than commercial off-the-shelf software that is made available for a total cost of less than $[*]; and (iii) licenses, sublicenses or other Contracts under which any Group Company has granted rights to others in Intellectual Property, other than customer Contracts entered into in the ordinary course of business, substantially in the form of the Group Companies’ form of customer Contract, a copy of which has been made available to the Purchaser. In the case of any licenses, sublicenses or other Contracts disclosed pursuant to the foregoing clauses (ii) or (iii), Schedule 3.12(a) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.
(b)    Except as set forth on Schedule 3.12(b):
(i)    with respect to the Company Intellectual Property owned or purported to be owned by any Group Company, a Group Company, as applicable, exclusively owns such Company Intellectual Property, free and clear of all Liens, other than Permitted Liens, and each Group Company owns or has adequate and enforceable rights to use all Company Intellectual Property used or held for use in its Business;
(ii)    all Company Intellectual Property owned or purported to be owned by or exclusively licensed to any Group Company that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world is (A) registered or applied for, as applicable, in the name of a Group Company and (B) has been duly maintained (including the payment of maintenance fees) and is not expired, cancelled or abandoned, and all Company Intellectual Property owned or purported to be owned by any Group Company is valid and enforceable;
(iii)    no registration or application of Intellectual Property required to be set forth on Schedule 3.12(a) has been or is now involved in any reissue, re-examination, inter-partes review, post-grant review or opposition proceeding; all Products made, used or sold under the Company Patents have been marked with the proper patent notice;
(iv)    there are no, nor have there ever been any, pending or, to the Knowledge of the Group Companies, threatened, claims against any Group Company alleging that any of the operation of the Business or any activity by any Group Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third-Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third-Party IP or that any of the Company Intellectual Property is invalid or unenforceable;
(v)    neither the operation of the Business, nor any activity by any Group Company, infringes or violates (or in the past infringed or violated) any Third-Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third-Party IP;
(vi)    no Group Company has any obligation to compensate any Person for the use of any Intellectual Property, no Group Company has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property, and there are no settlements, covenants not to sue, consents, judgments or orders or similar obligations that: (A) restrict any Group Company’s rights to use any Intellectual Property, (B) restrict the Business, in order to accommodate a third party’s Intellectual Property or (C) permit third parties to use any Company Intellectual Property;
(vii)    each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and service providers for their use;
(viii)    all former and current employees, officers, directors and other service providers of each Group Company who have created or developed any inventions, improvements, ideas, discoveries, developments, writings, works of authorship (including software and documentation), know-how, processes, methods, technology, trademarks, service marks, data, information or other intellectual property relating to the business of the Group Companies or any of the Products being researched, developed, manufactured, marketed or sold by any of the Group Companies or that may be used with any such Products (“Company-Related Developments”) have executed written instruments with a Group Company that assign to a Group Company all rights, title and interest (including all Intellectual Property) in and to all Company-Related Developments;
(ix)    a valid and enforceable assignment to a Group Company for each Company Patent has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;
(x)    to the Knowledge of the Group Companies, (A) there is no, nor has there been any, infringement or violation by any Person of any of the Company Intellectual Property or any Group Company’s rights therein or thereto and (B) there is no, nor has there ever been any, misappropriation by any Person of any of the Company Intellectual Property or the subject matter thereof;
(xi)    no Group Company has (A) granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products or (B) provided or disclosed any source code of any Product to any Person;
(xii)    each Product performs in accordance with its documented specifications and as the Group Companies have warranted to their respective customers;
(xiii)    no funding, facility or personnel of any Governmental Authority, university, college, other educational institution or research center was used directly or indirectly in connection with the development of any Company Intellectual Property in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Company Intellectual Property;
(xiv)    no Group Company is, or has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization which, as a result thereof, has a legal right to compel any Group Company to grant or offer to any other Person any license or right to any Company Intellectual Property;
(xv)    each Group Company has taken all reasonable security measures to protect the confidentiality and value of all Trade Secrets owned or purported to be owned by any of the Group Companies or used or held for use by any of the Group Companies in the Business, including requiring each Group Company, employee and service provider and any other Person with access to Trade Secrets of any Group Company to execute a binding confidentiality agreement, copies or forms of which have been provided to the Purchaser and there has not been any breach by any of the Group Companies or, to the Knowledge of the Group Companies, any other party to such confidentiality agreements;
(xvi)    neither this Agreement, nor the transactions contemplated hereby, will result in the Purchaser or any of its Affiliates (A) granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them; (B) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (C) being obligated to pay any royalties or other amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby;
(xvii)    following the Closing Date, the Group Companies will have the same rights and privileges in the Company Intellectual Property as they had immediately prior to the Closing Date;
(xviii)    no Group Company has used Generative AI Tools in any manner; and
(xix)    no service provider of any Group Company has used Generative AI Tools to create or develop, or contribute to the creation or development of, Products.
3.13    Litigation. Except as set forth on Schedule 3.13, (a) there are no (and there have not been since January 1, 2021, any) Proceedings pending or threatened in writing (or, to the Knowledge of the Group Companies, other than in writing) against or affecting any Group Company or the Business (or to the Knowledge of the Group Companies, pending or threatened against or affecting any of the officers, directors, managers, direct or indirect equityholders, employees or other service providers of any Group Company or the Business in their capacities as such), or pending or threatened by any Group Company or the Business against any Person, at law or in equity, (b) no Group Company nor any of their assets or properties is subject to any Order and (c) to the Knowledge of the Group Companies, no event has occurred or circumstances exist that could reasonably be expected to give rise or serve as a basis for any such Proceeding or Order.
3.14    Brokerage. Except as set forth on Schedule 3.14, there are and shall be no Contracts which give rise to any claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions (or any other change of control or liquidity transaction) and owing or payable by any Group Company.
3.15    Insurance. Schedule 3.15 contains a true, correct and complete list of all insurance and surety policies and all fidelity and surety bonds held, owned or maintained by or for the benefit of any Group Company or the Seller with respect to the Business and/or any of the Business or any Group Company’s properties, assets or businesses or directors, managers or officers (collectively, the “Company Insurance Policies”), together with a statement identifying the holder of such Company Insurance Policy and, except with respect to Company Insurance Policies that are not held by a Group Company, the aggregate amount of claims paid out and claims pending under each insurance policy since January 1, 2021, all of which are in full force and effect. All premiums due and payable under all Company Insurance Policies or renewals thereof have been paid. Each Group Company has complied in all material respects with all conditions of the Company Insurance Policies and there is no default (including with respect to the payment of premiums or the giving of notices) by any Group Company or the Seller under the Company Insurance Policies nor, to the Knowledge of the Group Companies, any default by any other party to the Company Insurance Policies. None of the Seller or the Group Companies has received written notice of any denial or refusal of coverage as to any claim for coverage made by the Seller or any Group Company under any Company Insurance Policy, and there is no claim pending under any Company Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policy. No Company Insurance Policy will terminate or lapse by reason of any of the Transactions. There are no historical gaps in coverage under any Company Insurance Policy or any predecessor policy, and coverage limits under each Company Insurance Policy have not been exhausted or materially diminished. Except as set forth on Schedule 3.15, none of the Seller or any Group Company has received any written notice of any actual or threatened cancellation, termination, premium increase or non-renewal with respect to any Company Insurance Policy. The Company Insurance Policies are sufficient for compliance with all applicable Laws and the terms of all Contracts to which any Group Company is a party or by which any Group Company or any of its assets or properties is bound. Except as set forth on Schedule 3.15, no Group Company has any self-insurance or co-insurance programs for which the reserves set forth on the Latest Balance Sheet will not be adequate to cover all Liabilities with respect thereto. Each of the Group Companies requires each Contingent Worker that performs services for or on behalf of such Group Company to maintain, and to the Knowledge of the Group Companies, each Contingent Worker maintains and has maintained, at all times during such Person’s business relationship with such Group Company and at all relevant times thereafter, and each such Person has provided (and at least annually provides) such Group Company with evidence of, valid insurance policies maintained by or on behalf of such Person, which are sufficient to comply with all applicable Laws and to cover Liabilities that may arise in the conduct of such Person’s business with or on behalf of any of the Group Companies.
3.16    Employee and Labor Matters.
(a)    The Group Companies do not currently employ, and since December 31, 2024 have not employed, any individuals. Since December 31, 2024, all employees who perform services for the Business have been (and are currently) employed by Workforce Solutions and have been (and are currently) leased to the Group Companies under and pursuant to that certain Employee Lease and Intercompany Services Agreement, effective as of January 1, 2025, by and among One Water Workforce Solutions, LLC, Workforce Solutions, and certain Affiliates of Seller named therein, including the Group Companies (the “Workforce Services Agreement”). For purposes of the representations and warranties set forth in this Section 3.16 (with the exception of Section 3.16(a)) and elsewhere in Article III (only to the extent that such representations and warranties implicate employees, independent contractors, or other individual service providers of the Business), “Group Companies” shall be deemed to include Workforce Solutions.
(b)    Schedule 3.16(b) sets forth a complete and accurate list of all employees of the Group Companies as of the date of this Agreement, setting forth for each such employee: (i) the employee’s position or title; (ii) the entity that employs the individual; (iii) whether classified as exempt or non-exempt for wage and hour purposes; (iv) whether paid on a salary or hourly basis; (v) the employee’s annual base salary (if paid on a salary basis) or hourly rate (if paid on an hourly basis), as applicable; (vi) full-time/part-time status; (vii) date of hire; (viii) business location (e.g., city, U.S. state); (ix) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (x) any visa or work permit status and the date of expiration, if applicable; and (xi) earned and accrued paid time off balances (including vacation days, sick days, other paid time off). Except as expressly otherwise described on Schedule 3.16(b), each employee on Schedule 3.16(b) is authorized to work in the jurisdiction in which he or she works. The employees listed on Schedule 3.16(b) are sufficient in number and skill to permit Purchaser to operate the Business in substantially the same manner it was operated by the Group Companies immediately prior to the date hereof and the Closing.
(c)    None of the Group Companies currently engage any Contingent Workers other than the individuals identified on Schedule 3.16(b), whose sole engagement with respect to the Business is pursuant to the Workforce Services Agreement.
(d)    Each Group Company properly classifies and treats, and has properly classified and treated each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws (as applicable), and is, and has been, otherwise in compliance in all material respects with such Laws (including with respect to the payment of wages and overtime). To the extent that any Contingent Workers are or were engaged by any of the Group Companies, each applicable Group Company properly classifies and treats them, and has properly classified and treated them, as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable Law and for the purposes of all employee benefit plans and perquisites.
(e)    Except as set forth on Schedule 3.16(e), each Group Company is, and has been, in compliance with all applicable Laws respecting, and its own policies regarding, labor and employment matters, including but not limited to those concerning fair employment practices, pay equity, the classification and treatment of independent contractors, the classification and treatment of employees as exempt or non-exempt, workplace safety and health, work authorization and immigration (including with respect to the Immigration Reform and Control Act of 1986 and all applicable Laws and policies with respect to collecting, verifying, and retaining complete and accurate copies of a U.S. Citizenship and Immigration Services Form I-9 for each current and former employee), unemployment compensation, workers’ compensation, accommodation of disabilities, interactive process, discrimination, harassment, whistleblowing, retaliation, affirmative action, artificial intelligence and the use of automated decision-making tools, hiring (including background checks, credit reports and “Ban the Box” Laws), prevailing wages, terms and conditions of employment, child labor, reductions in force, the WARN Act, employee leave (including but not limited to sick leave, family and medical leave, parental leave, vacation leave, and paid time off), restrictive covenants, meal and rest breaks, wage statements, and wages and hours (including but not limited to payment of minimum wages and overtime).
(f)    Each Group Company has fully and timely paid all wages, wage premiums, salaries, bonuses, commissions, severance payments, vacation payouts, expense reimbursements, and other amounts that have come due and payable to its current and former employees and Contingent

Workers pursuant to applicable Law, Contract or applicable Group Company policy. No Group Company is liable for any employment Taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).
(g)    Except as set forth on Schedule 3.16(g), currently and since January 1, 2021, each Group Company is not, and has not been, involved in any way, in any form of litigation, arbitration, mediation, investigation (including but not limited to an internal investigation), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning any current or former employee or Contingent Worker of the applicable Group Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees or independent contractors, violation of restrictive covenants, sexual or other harassment or misconduct, or unfair labor practices), and no such matters are pending or, to the Knowledge of the Group Companies, threatened against any Group Company or any employee or Contingent Worker of any Group Company, as applicable. None of the employment policies or practices of any Group Company is currently being audited or investigated, and since January 1, 2021, none has been audited or investigated, by any Governmental Authority and, to the Knowledge of the Group Companies, no such audit or investigation is planned, threatened, or imminent.
(h)    Since January 1, 2021, no allegations of sexual harassment or sexual misconduct have been made to any of the Group Companies (or any of their respective management- or executive-level employees, or any human resources or similar employees) against any current or former officer, director, employee, or Contingent Worker, and none of the Group Companies or any of their respective management- or executive-level employees (or any human resources or similar employees) have otherwise become aware of any such allegations. To the Knowledge of the Group Companies, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or sexual misconduct against or involving any of the Group Companies or any of their respective officers, directors, employees, or Contingent Workers. Since January 1, 2021, there have not been any internal investigations by or on behalf of any of the Group Companies (or any employee or agent thereof) with respect to any such claims or allegations nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.
(i)    There is no, and there has not been, any labor strike, picketing of any nature, organizational campaign, labor dispute, slowdown, stoppage, lockout or any other concerted interference with normal operations, pending or, to the Knowledge of the Group Companies, threatened against or affecting the business of any of the Group Companies; (ii) none of the Group Companies has any duty to bargain with any Union with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) there is no collective bargaining agreement or other Contract with any Union, or work rules or practices agreed to with any Union, binding on any of the Group Companies, or being negotiated, with respect to any of the Group Companies’ operations or any employee or Contingent Worker; (iv) none of the Group Companies have engaged in any unfair labor practice; and (v) to the Knowledge of the Group Companies, there, are no and there have not been any, union organizing or decertification activities involving any employes of any of the Group Companies.
(j)    Since January 1, 2021, none of the Group Companies have implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or similar actions that triggered notice, payment, or other obligations under the WARN Act. Since January 1, 2021, the Group Companies have complied in all respects with the WARN Act, including with respect to any notice or payment obligations, as applicable, and none of the Group Companies have any outstanding Liabilities related to the WARN Act.
(k)    In the past twelve (12) months, no director, officer, executive, or management-level employee (or other employee whose annual base salary exceeds $[*]) of any of the Group Companies, has been terminated or furloughed for any reason; and (ii) except as set forth on Schedule 3.16(k), to the Knowledge of the Group Companies, no director, officer, executive, or management-level employee (or other employee whose annual base salary exceeds $[*]) of any of the Group Companies, or any group of employees or Contingent Workers of any of the Group Companies, has expressed any plans to terminate his, her or its employment or service arrangement with the applicable Group Company prior to the one (1) year anniversary of the Closing.
(l)    Schedule 3.16(l) identifies each employee and Contingent Worker who is subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with an Group Company and includes a form of each such agreement. All such agreements comply with applicable Law. To the Knowledge of the Group Companies, no Group Company employee, or Contingent Worker is subject to any noncompete, nonsolicit, nondisclosure, confidentiality, employment, consulting or other agreement that restricts or prohibits the performance of duties for or services to such Group Company.
(m)    No Group Company is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment.
(n)    At all times since January 1, 2021, each Group Company has maintained policies (i) prohibiting employment discrimination on all grounds constituting unlawful discrimination, (ii) prohibiting sexual harassment and all other forms of discriminatory harassment and (iii) providing complaint and investigation procedures with respect to clauses (i) and (ii).
(o)    Except with respect to any Transaction Expenses that will be fully paid and satisfied at or before Closing in accordance with Section 2.3(b), the consummation of the Transactions will not (i) entitle any employee or Contingent Worker of any Group Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee or Contingent Worker or (iii) entitle any such employee or Contingent Worker to terminate, shorten or otherwise change the terms of the employee’s or Contingent Worker’s employment or engagement.
(p)    No employee or Contingent Worker is eligible to earn commission, incentive compensation or other post-employment or post-engagement compensation payments after the end of the employee’s employment or engagement with any Group Company.
3.17    Employee Benefits.
(a)    Schedule 3.17(a) sets forth a true, correct and complete list of every Employee Benefit Plan.
(b)    Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and to the Knowledge of the Group Companies, no event or omission has occurred that would cause any Employee Benefit Plan to lose such qualification or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification.
(c)    True, correct and complete copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have been delivered to Purchaser: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the three (3) most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three (3) years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.
(d)    Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable laws and regulations and with its terms, including ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or since January 1, 2021 has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Group Companies, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof and, to the Knowledge of the Group Companies, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been timely made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law. The Employee Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.
(e)    No Group Company or ERISA Affiliate has ever maintained, contributed to or been required to contribute to (whether contingent or otherwise) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code; (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (v) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Group Company or ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(f)    No “prohibited transactions” (within the meaning of Code Section 4975 or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) or any breach of fiduciary duty (as determined under ERISA) has occurred with respect to or under any Employee Benefit Plan. No Group Company has incurred or expects to incur any penalty or Tax (whether or not assessed) under Section 4980H or 4980D of the Code and no circumstances or events have occurred that could result in the imposition of any such penalties or Taxes.
(g)    Except as set forth on Schedule 3.17(g), neither the execution and delivery of this Agreement, nor the consummation of the Transactions could (either alone or in conjunction with any other event): (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of any Group Company or any of its ERISA Affiliates; (ii) further restrict any rights of any Group Company to amend or terminate any Employee Benefit Plan; or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, officer, director or other service provider of any Group Company or an ERISA Affiliate.
(h)    Each Employee Benefit Plan may be amended, terminated or otherwise modified (including cessation of participation) by the applicable Group Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communication or provision of any Employee Benefit Plan has failed to effectively reserve the right of the applicable Group Company or their ERISA Affiliates to so amend, terminate or otherwise modify such Employee Benefit Plan. No Group Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan. Each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. No Employee Benefit Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.
(i)    No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.
(j)    No Group Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and no Group Company nor any ERISA Affiliate has ever promised to provide such post-termination benefits.
(k)    Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Group Companies.
(l)    Each Group Company is and has been in compliance with the Affordable Care Act and has made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and no Group Company is otherwise liable or responsible for any assessable payment, Tax or penalty under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.
3.18    Compliance with Laws; Permits.
(a)    Schedule 3.18(a) contains a true, correct and complete list of each Permit that is held by any Group Company or that otherwise relates to or is necessary for the conduct of the Business or the ownership, operation or use of any Group Company’s assets or properties, including, as applicable, the issuing authority, Permit holder, Permit number, grant date and expiration date. The Permits listed on Schedule 3.18(a) collectively constitute all of the Permits (including all Environmental Permits) necessary to permit the Group Companies to conduct the Business as currently conducted and currently contemplated to be conducted, and to own, operate and use its assets and properties in the manner in which it currently owns, operates and uses and currently proposes to own, operate and use such assets and properties. The Group Companies (either individually or collectively) solely own or possess all right, title and interest in and to each of such Permits and all of such Permits are valid and in full force and effect. None of the Permits have been sold, conveyed, delivered, transferred or assigned to any other Person. To the extent any such Permit is provisional or conditional, the Group Companies have taken all actions necessary for issuance of a standard Permit and no circumstances exist that would prevent the issuance of a standard Permit by the applicable authority in due course.
(b)    Except as set forth on Schedule 3.18(b), since January 1, 2021, (i) each Group Company, and the Business, has complied, and is in compliance, in all material respects with the terms and conditions of its Permits and all Laws relating thereto and (ii) no Group Company has received any notice of or any other communication regarding (A) any actual or potential violation of any such Permit or any failure to comply with any term or requirement of any such Permit or (B) any actual or possible revocation, withdrawal, suspension, reconsideration, cancellation, termination, modification, imposition of penalties or fines or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, in each case to the extent uncured or otherwise unresolved, other than an expiration of a Permit in the ordinary course of business. No Permit of any Group Company will be terminated or impaired or will become terminable as a result of the Transactions. No Proceeding seeking to revoke, reconsider the grant of, cancel, suspend, limit, modify or declare any Permit of any Group Company invalid is pending or, to the Knowledge of the Group Companies, threatened by or before any Governmental Authority. Without limiting the generality of the foregoing, each Group Company has adopted all recommendations from any Governmental Authority regulating such Group Company or the Business and continues to maintain in all respects the standards necessary and operate as recommended by such Governmental Authority and in accordance with all requirements applicable to it under all Permits issued by or held by it.
(c)    Except as set forth on Schedule 3.18(c), since January 1, 2021, each Group Company has complied, and is in compliance, in all material respects with all applicable Laws, and since January 1, 2021, no notices, including any notice of adverse finding, safety notice, warning letter, untitled letter or other communication, has been received by and no Proceeding has been filed or, to the Knowledge of the Group Companies, threatened against any Group Company alleging a violation of or inquiry regarding compliance with any such Law. Without limiting the foregoing, and except as set forth on Schedule 3.18(c), no Group Company has since January 1, 2021 received any notice or any other communication regarding any actual or alleged violation, investigation relating to any violation or threat to be charged with any violation with respect to any Law or Permit to which any Group Company or its property, assets, personnel or business activities are subject. Since January 1, 2021, no validation, review, survey, inspection, audit, investigation or program integrity review related to any Group Company has been conducted by any Governmental Authority, government contractor or other third party and no such reviews are scheduled, pending or, to the Knowledge of the Group Companies, threatened against or affecting any Group Company or its facilities or locations, except as set forth on Schedule 3.18(c). No Group Company has any outstanding obligations arising from or in connection with any validation, review, survey, inspection, audit, investigation or program integrity review by any Governmental Authority or government contractor.
(d)    Each Group Company’s procedures and internal controls are sufficient to provide reasonable assurances that violations of Laws would be prevented, detected and deterred.
3.19    Customers; Suppliers; Key Product Input Suppliers.

(a)    Schedule 3.19(a) lists the twenty largest customers of the Group Companies (on a consolidated basis) by annual revenue for each of the fiscal years ended September 30, 2023, September 30, 2024, and September 30, 2025, and sets forth opposite the name of each such customer the amount and percentage of consolidated revenue attributable to (whether directly or through) such customer (such customers, the “Key Customers”). Since September 30, 2025, no Key Customer has materially reduced or changed the terms of its business any Group Company, and no Group Company has received written, or to the Knowledge of the Group Companies, verbal notice from any Key Customer of any termination or material reduction in such Key Customer’s relationship with any of the Group Companies or that such Key Customer intends to, and no Group Company has reason to believe any Key Customer shall, cease, terminate, not renew, materially reduce or materially alter (in a manner adverse to any Group Company) its purchase of goods or services from, or insource, internally manufacture or develop any good or services that such Key Customer purchases from, or otherwise adversely change its relationship with, any Group Company.
(b)    Schedule 3.19(b) lists the twenty largest vendors, licensors, service providers and other suppliers (other than Key Product Input Suppliers) of the Group Companies (on a consolidated basis) by annual spend (measured by aggregate expenses) for each of the fiscal years ended September 30, 2023, September 30, 2024, and September 30, 2025 (such vendors, licensors, service providers and other suppliers, the “Key Suppliers”), and sets forth opposite the name of each such Key Supplier the amount attributable to (whether directly or through) such Key Supplier for each such period. Except as set forth on Schedule 3.19(b), there are no suppliers of materials, products, Intellectual Property or services to any of the Group Companies that are material to the operations of such Group Company or the Business with respect to which practical alternative sources of supply are not generally available on comparable terms (including price) and conditions in the marketplace. Since September 30, 2025, no Key Supplier has materially reduced or changed the terms of its business with any of the Group Companies and no Group Company has received written, or to the Knowledge of the Group Companies, verbal notice from any Key Supplier of any termination or material reduction in such Key Supplier’s relationship with any of the Group Companies or that such Key Supplier intends to cease, terminate, not renew, materially reduce or materially alter (in a manner adverse to any Group Company) its supply of goods or services to, or otherwise adversely change its relationship with, any of the Group Companies.
(c)    Schedule 3.19(c) lists the suppliers of each Key Product Input of the Group Companies (on a consolidated basis) by annual spend (measured by total dollar volume of purchases recorded by the Business) for each of the fiscal years ended September 30, 2023, September 30, 2024, and September 30, 2025 (such suppliers, the “Key Product Input Suppliers”), and sets forth opposite the name of each such Key Product Input Supplier the amount and percentage of expenses attributable to (whether directly or through) such Key Product Input Supplier and for each Key Product Input for each such period. Since September 30, 2025, no Key Product Input Supplier has materially reduced or changed the terms of its business with any of the Group Companies and no Group Company has received written, or to the Knowledge of the Group Companies, verbal notice from any Key Product Input Supplier of any termination or material reduction in such Key Product Input Supplier’s relationship (including supplying any Key Product Input) with any of the Group Companies or that such Key Product Input Supplier intends to cease, terminate, not renew, materially reduce or materially alter (in a manner adverse to any Group Company) its supply of goods or services to, or otherwise adversely change its relationship with, any of the Group Companies.
3.20    Real Property.

(a)    Schedule 3.20(a) sets forth a true, correct and complete list of all real property owned by each of the Group Companies and used in connection with the Business (the “Owned Real Property”). The Group Companies have never previously owned any real property except as set forth on Schedule 3.20(a). The Group Companies have delivered or made available to the Purchaser true, correct and complete copies of the deed, owner’s title insurance policy, ALTA survey, zoning report, property condition report and environmental report for each Owned Real Property. The applicable Group Company that owns such Owned Real Property has good, record and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except for Permitted Liens. The applicable Group Company that owns such Owned Real Property has not granted any interest to any third party, including any right of first offer, right of first refusal, option to purchase, lease or otherwise use or occupy any Owned Real Property, that would give rise to any claim by such third party to any ownership, occupancy or other rights with respect to any interest in any of the Owned Real Property. No portion of the Owned Real Property encroaches on the property of any other Person (including all parking, loading, utility, access and other necessary components) and there are no encroachments onto the Owned Real Property by any third parties. The applicable Group Company that owns such Owned Real Property is not a party to any agreement or option to purchase any real property or interest therein and no such agreement exists with respect to the Owned Real Property. The Owned Real Property (together with the Real Property Leases) is sufficient for the operation of the business of the Group Companies as currently conducted and as currently demonstrably anticipated to be conducted. The Group Companies have not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Owned Real Property or requesting the performance of any work or alteration with respect to any Owned Real Property. The current use and occupancy of the Owned Real Property and the operation of the business of the applicable Group Company thereon do not violate any applicable zoning Law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Owned Real Property. None of the Group Companies are in default under any third party arrangement with respect to any Owned Real Property and, to the Knowledge of the Group Companies, no third party is in default and no facts or circumstances exist, which, with the passage of time and/or notice would constitute a default by any third party who has any rights with respect to the Owned Real Property. No fact or condition exists that could result in the termination or impairment of currently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Owned Real Property. None of the utility companies serving any of the Owned Real Property has threatened any of the Group Companies with any reduction in service. The utilities provided by such utility companies to the Owned Real Property either enter each such properties through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid, permanent public or private easements. There are no challenges or appeals pending regarding the amount of the real estate Taxes on, or the assessed valuation of, the Owned Real Property, and no special arrangements or agreements exist with respect thereto. There is no Tax assessment (in addition to the normal, annual general real estate Tax assessment) pending or, to the Knowledge of the Group Companies, threatened, with respect to any portion of the Owned Real Property. There are no pending or threatened disputes related to the Owned Real Property or the use and occupancy by the Group Companies thereof.
(b)    Schedule 3.20(b) sets forth a true, correct and complete list of (i) all leases, subleases, licenses and other Contracts for or in respect of any real property (including any interest in real property and/or the buildings, structures and improvements thereon) pursuant to which any Group Company is lessor, lessee, sublessor, subleasee, licensor, licensee or otherwise has the right to use or occupy any real property (collectively, the “Real Property Leases”), (ii) the address and premises subject to such real Property Lease; (iii) the identity of the lessor, lessee and current occupant (if different than the lessee) under each Real Property Lease, (iv) the length of term for the tenancy (referencing applicable renewal periods) and rental payment amounts (including escalations) pertaining to each such Real Property Lease and (v) the current use of each parcel or property under such Real Property Lease. Except for the (a) Owned Real Property and (b) real property leased, licensed, subleased, used or otherwise occupied under the Real Property Leases (the Owned Real Property and the Real Property Leases, together with any Improvements thereon, the “Real Property”), neither Seller, nor any Group Company, nor any of their respective Affiliates, leases, licenses, subleases, conducts operations at or otherwise uses or occupies any real property (or any interest in any real property and/or the buildings, structures and improvements thereon).
(c)    The Group Companies have furnished to the Purchaser a true, correct and complete copy of each Real Property Lease, including all amendments, extensions, guarantees and other binding supplements thereto (and including all memoranda of lease, estoppel certificates, consents, commencement date letters, letters of extensions, subordination, non-disturbance and attornment agreements, and other documents or correspondence that affect or may affect the tenancy at any such Real Property). The Group Company party thereto is exclusively entitled to all rights and benefits as lessee under the Real Property Leases and has not sublet or allowed any third party to occupy, assigned, mortgaged, deeded in trust, transferred, licensed or otherwise conveyed or hypothecated or subjected to any Lien any rights in the relevant Real Property (or interest therein) or in the Real Property Leases to any other Person. All rental and other payments and other obligations required to be paid and performed pursuant to the Real Property Leases have been duly paid and performed and no Group Company is in breach or other default of any of its obligations thereunder, and to the Knowledge of the Group Companies, none of the landlords or other Persons party to any of the Real Property Leases is in breach or other default of any of their obligations under any of the Real Property Leases. There are no conditions which are or, with the giving of notice, the passage of time or both, would constitute any breach or other default by any Group Company, or to the Knowledge of the Group Companies, any other party to any Real Property Lease. No notice of default or termination under any Real Property Lease is outstanding or, to the Knowledge of the Group Companies, threatened. The terms and conditions of the Real Property Leases will not be affected by, nor will any Group Company be in breach or default under any Real Property Lease as a result of, the completion of the Transactions. The Real Property Leases are in full force and effect and have not been modified, amended or supplemented in any way. With respect to each Real Property Lease, (i) the Group Company party thereto has a valid leasehold interest, free and clear of any and all Liens other than Permitted Liens, (ii) each lease or sublease is legal, valid, binding, enforceable (assuming the enforceability against all other parties to such lease or sublease) in accordance with its terms, and in full force and effect with respect to the Group Company party thereto, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity) and (iii) no Group Company has any existing offsets, defenses, counterclaims or credits against rentals under any provision of such Real Property Lease, other than any security deposit. Each of the Real Property Leases is on arms’ length, market terms that are fair to the Group Company party thereto.
(d)    The conduct of the Business or the use by the Group Companies of the relevant Real Property is not, and neither the Seller nor any Group Company has received written or, to the Knowledge of the Group Companies, verbal notice that it is, in breach or other violation of or other default under any building, zoning, use, occupancy, wetlands or Environmental Law or other applicable Law or Lien (including any other statute, by-law, ordinance, regulation, covenant or restriction) relating to any Real Property. Neither the Seller nor any Group Company has ever received any written or, to the Knowledge of the Group Companies, verbal notice of any, and there is no, pending or, to the Knowledge of the Group Companies, threatened or contemplated condemnation proceeding affecting any of the Real Property or of any sale or other disposition of any of the Real Property in lieu of condemnation.
(e)    All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the Business. There are no structural deficiencies or latent defects affecting any of the Improvements and, to the Knowledge of the Group Companies, there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business. No Improvements on the Real Property and none of the current uses and conditions thereof violate any Liens, applicable site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no Permits pertaining to the ownership or operation of all Improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property. All Improvements on the Real Property constructed by or on behalf of the Seller or any Group Company, the Knowledge of the Group Companies, were constructed in compliance with all applicable Laws (including any building, planning or zoning Laws) affecting such Real Property. There have been no Improvements or construction made to or constructed on any Real Property within the applicable period for the filing of mechanics’ liens, except pursuant to Contracts entered into in the ordinary course of business having a value of $[*] or less in the aggregate.
(f)    Neither the Seller nor any Group Company, or to the Knowledge of the Group Companies, any other party to a Real Property Lease has received any notice of any default under any of the covenants, easements or restrictions affecting or encumbering any Real Property or any constituent or portion thereof. With respect to each of the Real Property Leases, neither the Seller nor any Group Company has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Real Property Leases, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation. There are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened (in writing or, to the Knowledge of the Group Companies, otherwise) against any Real Property. No portion of the Real Property has suffered any damage by fire, flood or other casualty which has not heretofore been completely repaired and restored to its original condition.
(g)    Each Group Company is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, internet access and other utilities required for the use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted. All of the Real Property has access to a public way and utility services sufficient to satisfy legal requirements.
3.21    Environmental.
(a)    Except as set forth on Schedule 3.21(a): (i) the Real Property does not now contain and has not contained any underground storage tanks; (ii) no Hazardous Substance is present or has been Released (A) as a result of any Group Company’s or the Business’s operations, (B) at, to, on, under or from any real property currently or formerly owned, leased or operated by any Group Company or any of its Affiliates or (C) at, to, on, under or from any real property at or to which any Group

Company or any of its Affiliates has disposed of, arranged for the disposal of or transported (or arranged for the transport of) any Hazardous Substance, in each case, in an amount, manner, condition or concentration that has resulted, or would reasonably be expected to result, in material liability to any Group Company under applicable Environmental Laws; (iii) neither this Agreement nor the consummation of the Transactions will result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or third party, pursuant to any so-called “transaction triggered” or “responsible property transfer” Environmental Laws; and (iv) no Group Company has assumed (whether by Contract or operation of law), or provided an indemnity with respect to, any liability (including any investigatory, corrective or remedial obligation) of any other Person arising under Environmental Laws.
(b)    The operations and activities of each Group Company and the Business comply, and have in the past complied, in all material respects, with all Environmental Laws. No Group Company has received any written or, to the Knowledge of the Group Companies, verbal notice, claim, information request or other communication alleging that any Group Company or the Business is not in compliance with, or has any Liability under, any Environmental Laws, and there are no Proceedings or Orders pending or, to the Knowledge of the Group Companies, threatened against any Group Company or any of its Affiliates arising under or pursuant to any applicable Environmental Laws.
(c)    Each Group Company and the Business has obtained and is and has been in compliance in all material respects with all Permits that are necessary for conducting the Business or otherwise required with respect to its operations (as well as the Transactions) under all Environmental Laws (“Environmental Permits”).
3.22    Data Privacy and Security.
(a)    Each Group Company and each Person acting for or on behalf of any Group Company complies and has at all times complied with all: (i) applicable Privacy Laws; (ii) obligations imposed upon the Group Companies regarding Personal Information under any Contracts; (iii) except as set forth on Schedule 3.22(a), internal and public-facing privacy, data handling and/or security policies of the Group Companies; (iv) rules of applicable self-regulatory organizations and all applicable industry standards relating to (A) the collection, use, storage, retention, disclosure, transfer, disposal or any other processing of any Personal Information collected or used by the Group Companies and/or any other Person having access to such information and (B) the transmission of marketing and/or commercial messages through any means; and (v) the Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands (all of the foregoing collectively, “Privacy Laws and Requirements”). The execution, delivery and performance of this Agreement will not violate any applicable Privacy Laws and Requirements.
(b)    There have not been any complaints to, or any audits, proceedings, investigations (formal or informal) or claims against any Group Company by any Person, including or any Governmental Authority, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Personal Information, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. Except as set forth on Schedule 3.22(b), no Group Company has received any correspondence relating to, or notice of any proceedings, claims, investigations or alleged violations of, Privacy Laws and Requirements. Each Group Company provides its employees with training related to the Privacy Laws and Requirements as applicable to the Personal Information that each Group Company collects, uses, stores, transfers, discloses, maintains and/or otherwise processes. Each Group Company has at all times taken all steps reasonably necessary to protect Personal Information against loss and against unauthorized access, use, modification, disclosure, deletion, unavailability or other misuse.
(c)    Each Group Company has established and maintains all administrative, technical and physical safeguards required by the Privacy Laws and Requirements and consistent with standards prudent in the industry in which such Group Company operates to safeguard the security, confidentiality and integrity of the Company Systems, Personal Information and all other data owned, controlled or stored by or on behalf of such Group Company.
(d)    Each Group Company has regularly conducted and regularly conducts vulnerability testing, risk assessments and external audits of, and tracks security incidents related to, the Company Systems (collectively, “Information Security Reviews”) and has timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews.
(e)    Except as set forth on Schedule 3.22(e), no Group Company has suffered any (i) security breach with respect to any Personal Information and/or with respect to the Company Systems, (ii) ransomware attack, phishing incident or any other cyber security incident, (iii) actual or threatened breach or violation of any security program or (iv) any misuse of, or unauthorized processing of, access to or disclosure of any Personal Information in the possession, custody or control of the any Group Company (each, a “Personal Information Breach”). No Group Company has provided, or has been legally required to provide, any notices to any Person in connection with any Personal Information Breach.
(f)    All Company Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry to ensure proper operation, monitoring and use. The Company Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business. No Group Company has experienced any material disruption to, or material interruption in, the conduct of its business.
(g)    The Company Systems do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the Company Systems contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. Each Group Company has implemented reasonable backup, security and disaster recovery technology consistent with industry practices.
(h)    In connection with each third-party servicing, outsourcing, processing or otherwise using Personal Information collected, held or processed by or on behalf of any of the Group Companies, each Group Company has, in accordance with Privacy Laws and Requirements, entered into valid, binding and enforceable written data processing agreements with any such third party to protect all Personal Information to which any Group Company has access. The Group Companies have made available to Purchaser all such agreements.
(i)    No Group Company has shared, sold, rented or otherwise made available, and is not sharing, selling, renting or otherwise making available to third parties, any Personal Information, as such terms are defined in applicable Privacy Laws. No Group Company has disclosed or transferred Personal Information to another jurisdiction in violation of the Privacy Laws and Requirements.
3.23    Related Party Transactions.

(a)    Seller and Group Company Related Transactions.
(i)    Schedule 3.23(a)(i) sets forth a true, correct and complete list of all Contracts and transactions (whether written or oral) between any Group Company, on the one hand, and the Seller or any of its Affiliates (other than any Group Company), or any directors or officers of the Seller or any of its Affiliates, or any Related Person of any of the foregoing (a “Seller Related Party”), on the other hand, other than any Shared Contract and Employee Benefit Plans that are otherwise disclosed in the Disclosure Schedule (each such transaction or agreement, an “Seller Related Party Transaction”). Except as set forth on Schedule 3.23(a)(i), (i) other than pursuant to any Shared Contract otherwise disclosed in the Disclosure Schedule and the Employee Benefit Plans that are otherwise disclosed in the Disclosure Schedule, no Group Company has any Liability of any nature whatsoever to any Seller Related Party, (ii) no Seller Related Party has any interest in any assets or properties, real, personal or mixed, tangible or intangible, used in or pertaining to the Business and (iii) no Seller Related Party has any material financial interest in any Person who purchases any goods or services from, or sells or furnishes any goods or services to, or otherwise has business dealings with, any Group Company.
(ii)    Schedule 3.23(a)(ii) sets forth a true, correct and complete list of all Contracts and transactions (whether written or oral) between any Group Company, on the one hand, and any Contingent Worker of any Group Company, or any Related Person of any of any such Contingent Worker (a “Group Related Party” and together with each Seller Related Party, a “Company Related Party”), on the other hand (each such transaction or agreement, an “Group Related Party Transaction” and, together with each Seller Related Party Transaction, a “Related Party Transaction”). Except as set forth on Schedule 3.23(a)(ii), (i) no Group Company has any Liability of any nature whatsoever to any Company Related Party, (ii) no Company Related Party has any interest in any assets or properties, real, personal or mixed, tangible or intangible, used in or pertaining to the Business and (iii) no Company Related Party has any material financial interest in any Person who purchases any goods or services from, or sells or furnishes any goods or services to, or otherwise has business dealings with, any Group Company.
(b)    Except as set out on Schedule 3.23(b), there is no (i) Shared Contract, (ii) Contract between a Company Related Party, on the one hand, and any Group Company, on the other hand, or pursuant to which any Group Company has guaranteed the obligations of a Company Related Party (or pursuant to which any Group Company is obligated to indemnify, or contribute to any liabilities to, any Company Related Party), (iii) Indebtedness or other amounts owed to or by any Company Related Party, on the one hand, and by or to any Group Company, on the other hand (collectively, “Seller Interested Party Agreements”). All Seller Interested Party Agreements or other transactions pursuant to which any Company Related Party has received any services, products or Intellectual Property from, or sold or furnished any services, products or Intellectual Property to, any Group Company have been on an arms-length basis or on terms no less favorable to any Group Company than would be available from an unaffiliated party.
(c)    Except as set forth on Schedule 3.23(c), no Group Company (i) is responsible for, or has assumed (whether by operation of law or otherwise), the Liabilities relating to or arising from the business, operations or interests of the Seller or any of its Affiliates (other than the Group Companies),

(ii) has guaranteed any Liabilities of the Seller or any of its Affiliates (other than the Group Companies), or (iii) has agreed to indemnification or similar obligations in favor of the Seller or any of its Affiliates.
(d)    Schedule 3.23(d) sets forth a list, as of the date hereof, of each of the Contracts which relate in part to the Business and in part to any other business or operations of the Seller or any of their Affiliates (each, a “Shared Contract”).
(e)    Schedule 3.23(e) sets forth a complete and accurate list of all Product Inputs provided, supplied or transferred by any Affiliate of Seller (other than any Group Company) to any Group Company (or otherwise to the extent related to the Business) since September 30, 2025.
3.24    Foreign Corrupt Practices Act. No Group Company nor any of its Representatives have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority or (c) securing any improper advantage, in each case in order to assist any Group Company, any of their respective Affiliates or the Business in obtaining or retaining business for or with, or directing business to, any Person. No Group Company nor any of its Representatives have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law. Each Group Company has maintained systems of internal controls (including accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA and all other applicable anti-bribery and anti-corruption Laws, and to ensure that all books and records of such Group Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. No Group Company nor any of its Representatives are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.
3.25    Trade Control Laws.
(a)    Each Group Company is, and since January 1, 2021 has been, in compliance with all applicable import, export control and economic and trade sanctions Laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and has obtained, or is otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other Permits from, and has made all filings with, all Governmental Authorities required for (i) the import, export and reexport of products, services, software and technologies and (ii) releases of software and technologies to foreign nationals (the “Trade Approvals”).
(b)    Schedule 3.25(b) contains a true, correct and complete list of all items (including software and technologies) exported by any Group Company since January 1, 2021, including, for each item, the correct Export Control Classification Number (under the Commerce Control List of the Export Administration Regulations) or United States Munitions List Category (of the International Traffic in Arms Regulations). All such items were self-classified and no such classification was the result of an agency determination.

(c)    There are no pending or threatened claims against any Group Company, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any future claims, with respect to the Trade Laws or Trade Approvals. Each Group Company has established internal controls and procedures to ensure compliance with all applicable Trade Laws and Trade Approvals and has made available all of such documentation to the Purchaser.
3.26    Licensure of Company Personnel. Except as set forth on Schedule 3.26, as required by applicable Laws, each Representative of any Group Company required to hold a Permit in order to perform his, her or its duties for or on behalf of the Group Companies (a) is and has been duly licensed and registered by the applicable Governmental Authority and is in good standing to engage in the licensed practice for which he, she or it is performing services, (b) has not had his, her or its license or registration suspended, impaired, voluntarily not renewed to avoid revocation or restriction, revoked or restricted in any manner and such action is not pending or threatened, (c) has not been sanctioned or convicted in connection with any disciplinary review, peer review, investigation or claim instituted by any licensure board or Governmental Authority nor been subject to any Proceeding based on any allegation of violating Laws or standards of professional ethics and (d) has not been subject to any denial or withdrawal of an application for licensure by a Governmental Authority or other relevant body or for board certification or recertification.
3.27    Product Liability. Except as set forth in Schedule 3.27, none of the Group Companies have received notice of any actual or alleged claims arising from or relating to product liability, personal injury, property damage, customer fraud, indemnity, warranty (express or implied), unfair competition, consumer protection statute violations, product labeling, advertising, warnings, or instructions, or lack thereof, chemical safety concerns (including Proposition 65 or PFAS-related claims), or similar claims, or other claims against such Group Company alleging that any Product is defective, unsafe lacks appropriate certifications, fails to meet any express or implied product or services warranties, or specifications fails to meet any applicable Law or any other product-related issues (“Product Liability Claims”). Except as set forth in Schedule 3.27, there have been no, Proceedings (including the disposition thereof) pending or threatened (in writing or, to the Knowledge of the Group Companies, otherwise) against any Group Company, and which involve any Product Liability Claim or which are otherwise material to such Group Company, taken as a whole, relating to, or otherwise involving, alleged defects in the Products, or the failure of any such Products to meet specifications. There is no hazard or defect in design, installation, formulation, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, related to any Product. The Products are and have been formulated, manufactured, processed, handled, packaged, labeled, advertised, marketed, sold, distributed and otherwise been made commercially available in all material respects in compliance with applicable Law. None of the marketing and promotional materials used, including sales brochures, product labels and labeling, packaging, advertising and promotional claims in any format (whether print or website content or otherwise) is, or has been, false or misleading, or unsubstantiated. To the Knowledge of the Group Companies, there are no facts, events, or circumstances that would be reasonably be expected to result in a breach of the representations in this Section 3.27.
3.28    Product and Service Warranties. With respect to any express or implied warranty or guaranty as to goods sold, or services provided, by the Business as currently conducted or as contemplated to be conducted or by any Group Company (a “Warranty”), there is no pending or threatened (in writing or, to the Knowledge of the Group Companies, otherwise) Proceeding alleging any material breach of any Warranty and neither Seller nor any of its Affiliates, nor any Group Company, has received written notice of any claim with respect to any Warranty (other than (a) as reserved against in the Financial Statements or (b) warranty claims incurred in the ordinary course of business that are not reasonably expected, individually or together with claims for similar failures, to be material to the Group Companies or the Business). All of the services rendered and Products sold by or on behalf of the Business or the Group Companies (whether directly or indirectly) with respect to the Business, have been performed in conformity with any Warranty, and specifications, and are and have been, in all material respects, of merchantable quality, fit for their intended use, not defective in design, manufacture, formulation, labeling or warnings, and no Group Company has any, and as currently conducted the Business shall not have any, Liability for replacement or repair or for other damages relating to or arising from any such goods or services, except for amounts incurred in the ordinary course of business which are immaterial individually and in the aggregate.
3.29    Recalls. Except as set forth on Schedule 3.29, since the January 1, 2021, neither any Group Company, nor the Business nor any supplier thereto has conducted a recall or similar event of (i) any Products sold or distributed by or on behalf of any Group Company or the Business (or any components contained in or a part of such Products) or (ii) any Products developed, blended, manufactured, packaged, labeled, or otherwise made commercially available by or on behalf of any Group Company or the Business (or any components contained in or a part of such Products). To the Knowledge of the Group Companies, no third party has conducted a recall, investigation or similar event of any such Products. No Group Company has, nor does the Business have, any plans to conduct a recall, investigation or similar event of any such Products and to the Knowledge of the Group Companies there are no (A) third-party plans to conduct a recall, investigation or similar event of any such Products or (B) threatened involuntary recalls, investigations or similar events of any such Products. There is no claim pending or threatened (in writing or, to the Knowledge of the Group Companies, otherwise) (and neither Seller nor any of its Affiliates, including any Group Company, has received notice of any such claim) resulting in any liability on the part of any Group Company or the Business, nor to the Knowledge of the Group Companies has there been any reasonable basis for any such claim, for injury to person or property suffered as a result of the manufacture, packaging, labeling, sale or distribution of any Products, including claims arising out of the allegedly defective or unsafe nature of any such Products. No Product since January 1, 2021 poses or has posed a health or safety threat in a manner that was not in material compliance with all Laws and thus warranted legal action by any Governmental Authority or was subject to any voluntary or involuntary recall. To the Knowledge of the Group Companies, there are no facts, events, or circumstances that would be reasonably be expected to result in a breach of the representations in this Schedule 3.29.
3.30    Product Inputs. Schedule 3.30 sets forth a complete and accurate list of each Product Input and the total dollar volume of purchases for each such Product Input for fiscal years 2024 and 2025.
3.31    Bank Accounts. Schedule 3.31 set forth a true and complete list of (a) the account number for each bank account of the Seller, its Affiliates, and the Group Companies used in connection with the Business (the “Bank Accounts”), (b) the name and address of each bank with which the Seller, its Affiliates and the Group Companies has a Bank Account, (c) the name of each Person authorized to draw thereon or have access thereto and (d) the name of each Person holding a power of attorney on behalf of the Seller, its Affiliates and the Group Companies.
3.32    No Other Representations and Warranties. The Seller is not making any representation or warranty of any kind or nature expressed or implied other than as expressly made in this Agreement or in any of the other Transaction Documents. The representations and warranties of the Seller in this Agreement and in the other Transaction Documents constitute the sole and exclusive representations and warranties made by the Seller in connection with the Transactions. Notwithstanding anything in this

Agreement to the contrary, nothing in this Agreement shall limit or otherwise affect any Person’s rights, remedies or recourse in the event of Fraud.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
CONCERNING THE SELLER
As a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions, the Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing:
4.1    Organization, Power and Authority. Seller (if not a natural person) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and possesses all requisite power and authority to enter into this Agreement and the other Transaction Documents and to carry out the Transactions. Seller (if a natural person) possesses all requisite legal capacity to enter into this Agreement and the other Transaction Documents and to carry out the Transactions.
4.2    Authorization; No Breach.
(a)    The execution, delivery and performance of this Agreement and each other Transaction Document to which Seller or Seller’s Affiliates is or will be a party and the consummation of the Transactions have been duly authorized by Seller or Seller’s Affiliates, and no other proceeding on the part of Seller or Seller’s Affiliates, their respective board of directors or managers (or equivalent governing body) or its direct or indirect equity holders is necessary to approve and authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which Seller or Seller’s Affiliates is or will be a party or the consummation of the Transactions. This Agreement has been, and at the Closing each of the other Transaction Documents to which Seller or Seller’s Affiliates is or will be a party will have been, duly executed and delivered by Seller or Seller’s Affiliates. This Agreement constitutes a valid and binding obligation of Seller or Seller’s Affiliates enforceable in accordance with its terms, and each other Transaction Document to which Seller or Seller’s Affiliates is or will be a party, when executed and delivered by Seller or Seller’s Affiliates, shall constitute a valid and binding obligation of Seller or Seller’s Affiliates enforceable in accordance with its terms (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity)).
(b)    The execution, delivery and performance of this Agreement and each other Transaction Document to which Seller or Seller’s Affiliates is or will be a party, the consummation of the Transactions and the fulfillment of and compliance with the respective terms hereof and thereof by Seller or Seller’s Affiliates do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or other transfer to any other Person of any license or other right or interest under, to or in, any of the Purchased Shares or any of Seller or Seller’s Affiliates’ assets or properties pursuant to, (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation under or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, any Organizational Documents of Seller or Seller’s Affiliates, any Law or Permit to which Seller or Seller’s Affiliates is subject or any Contract to which Seller or Seller’s Affiliates is a party or bound.
(c)    No authorization, consent, approval, exemption or other action by, notice to or filing with any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Seller or Seller’s Affiliates of this Agreement or any other Transaction Document to which Seller or Seller’s Affiliates is a party, the consummation of the Transactions or the fulfillment of and compliance with the respective terms hereof and thereof.
4.3    Ownership.
(a)    Ownership Purchased Shares. Seller is the record and beneficial owner of, and has good, valid and marketable title to, all the Purchased Shares, which are set forth opposite Seller’s name on Schedule 3.2(a), free and clear of all Liens (other than those created under applicable securities Laws). Seller has full power, authority and legal capacity to sell, transfer, convey, assign and deliver the Purchased Shares to the Purchaser as contemplated by this Agreement, and such delivery to the Purchaser of such Purchased Shares shall convey good, valid and marketable title to such Purchased Shares to the Purchaser, free and clear of all Liens (other than those created under applicable securities Laws).
(b)    Agreements Relating to Equity Securities. Seller or Seller’s Affiliates is not a party to any voting trust, proxy or other agreement or understanding between or among any Persons that directly or indirectly affects or relates to the voting or giving of written consent with respect to any of the Purchased Shares. There are no preemptive rights, co-sale rights, rights of first refusal or offer or similar rights with respect to any of the Purchased Shares or any interest therein to which Seller or Seller’s Affiliates or, to the such Person’s knowledge, any other Person, may be entitled in relation to the sale and purchase of the Purchased Shares hereunder, and neither Seller nor Seller’s Affiliates are a party to any option, warrant, purchase right or other Contract other than this Agreement that would require Seller or Seller’s Affiliates to, or restrict Seller’s or Seller’s Affiliates’ ability to, sell, transfer or otherwise dispose of the Purchased Shares or any interest therein, or that gives any other Person any rights with respect to the Purchased Shares or any interest therein.
4.4    Brokerage. Except as set forth on Schedule 4.4, there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any Contract or arrangement made by or on behalf of Seller or any of its Affiliates.
4.5    Litigation. There are no Proceedings pending or threatened in writing (or to Seller’s knowledge, other than in writing) against or affecting Seller or any of its Affiliates relating to any Group Company, or affecting any properties or assets of Seller or any of its Affiliates relating to any Group Company, or seeking to restrain or prohibit or to obtain damages or other relief in connection with the Transactions.
4.6    Company Transactions. Neither Seller, nor any of its Affiliates or other Related Persons, is a party to or bound by any Contract or understanding with respect to a Company Transaction other than this Agreement, and Seller, its Affiliates and its other Related Persons have terminated all discussions with third parties (other than the Purchaser) regarding Company Transactions. None of Seller, any of its Affiliates or any of its other Related Persons has breached any exclusivity, no-shop or similar obligation to any third party in connection with the negotiation of the Transactions or any other Company Transaction.

4.7    No Other Representations and Warranties. Seller is not making, and has not authorized any Person to make, any representation or warranty of any kind or nature expressed or implied other than as expressly made in this Agreement or in any of the other Transaction Documents. The representations and warranties of Seller in this Agreement and in the other Transaction Documents constitute the sole and exclusive representations and warranties made by Seller in connection with the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or otherwise affect any Person’s rights, remedies or recourse in the event of Fraud.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
As a material inducement to the Seller to enter into this Agreement and consummate the Transactions, the Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing as follows:
5.1    Organization, Power and Authority. The Purchaser is duly organized, validly existing and in good standing under the Laws of Delaware. The Purchaser possesses all requisite capacity, power and authority to enter into and carry out the Transactions to which it is a party.
5.2    Authorization; No Breach.
(a)    The execution, delivery and performance of this Agreement and each other Transaction Document to which the Purchaser is or will be a party and the consummation of the Transactions have been duly authorized by the Purchaser and no other proceedings on the part of the Purchaser, its board of directors or managers (or equivalent governing body) or its direct or indirect equity holders are necessary to approve and authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which the Purchaser is or will be a party or the consummation of the Transactions. This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, and each other Transaction Document to which the Purchaser is or will be a party, when executed and delivered by the Purchaser, shall constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity)).
(b)    The execution, delivery and performance of this Agreement and each other Transaction Document to which the Purchaser is or will be a party, the purchase of the Purchased Shares by the Purchaser and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or other transfer to any other Person of, any license or other right or interest under, to or in any of the Purchased Shares or any of Seller’s or Seller’s Affiliates’ assets or properties pursuant to, (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation under or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, any Organizational Documents of the Purchaser, any Law or Permit to which the Purchaser is subject, or any Contract to which the Purchaser is a party or bound, except, in each case, as would not reasonably be expected to prevent or materially delay the Purchaser’s ability to consummate the Transactions.
(c)    No authorization, consent, approval, exemption or other action by, notice to or filing with any Governmental Authority is required in connection with the execution, delivery and performance by the Purchaser of this Agreement and each other Transaction Document to which the Purchaser is or will be a party, the consummation of the Transactions and the fulfillment of and compliance with the respective terms hereof and thereof.
5.3    Brokerage. Except for [*], there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any Contract or arrangement made by or on behalf of the Purchaser for which the Seller would be directly responsible.
5.4    Litigation. There are no Proceedings pending or threatened in writing (or to the Purchaser’s knowledge, other than in writing) against or affecting the Purchaser seeking to restrain or prohibit or to obtain damages or other relief in connection with the Transactions.
5.5    Sufficiency of Funds. At the Closing, the Purchaser will have sufficient, adequate and readily available funds to pay any and all amounts payable by the Purchaser pursuant to Section 2.3 at the Closing and all of the Purchaser’s fees, costs and expenses associated with the transactions to be consummated on the Closing Date. Purchaser acknowledges and agrees that the obligations of Purchaser hereunder, including to consummate the transactions contemplated by this Agreement, are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangement, Purchaser’s obtaining of any financing, or the availability, grant, provision or extension of any financing to Purchaser.
5.6    Independent Investigation.
(a)    Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Group Companies, and acknowledges that it has been provided reasonable access to the personnel, properties, assets, premises, books and records, and other documents and data of the Group Companies for such purpose.
(b)    Purchaser acknowledges that (i) none of Seller, the Group Companies, nor any other Person on behalf of Seller or the Group Companies has made any representation or warranty, expressed or implied, as to the Group Companies or the Purchased Shares, or the accuracy or completeness of any information regarding the Group Companies or the Purchased Shares furnished or made available to Purchaser and its Representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties contained in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule) or in any other Transaction Document or certificate delivered pursuant to this Agreement or any Transaction Document and claims for Fraud, (ii) in determining to enter into this Agreement, Purchaser has not relied on any representation or warranty from Seller, any Group Company or any other Person on behalf of Seller or any Group Company, or upon the accuracy or completeness of any information regarding the regarding the Group Companies or the Purchased Shares furnished or made available to Purchaser and its Representatives, other than those representations and warranties expressly set forth in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule) or in any other Transaction Document or certificate delivered pursuant to this Agreement or any Transaction Document and with respect to claims for Fraud, and (iii)

none of Seller, the Group Companies or any other Person acting on behalf of Seller or any Group Company shall have any liability to Purchaser or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Business or the Group Companies or the future business, operations, or affairs of the Group Companies, except liability with respect to the representations and warranties set forth in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule) or in any other Transaction Document or certificate delivered pursuant to this Agreement or any Transaction Document and with respect to claims for Fraud.
5.7    No Other Representations and Warranties. The Purchaser is not making and has not authorized any Person to make any representation or warranty of any kind or nature expressed or implied other than as expressly made in this Agreement or in any of the other Transaction Documents. The representations and warranties of the Purchaser in this Agreement and in the other Transaction Documents constitute the sole and exclusive representations and warranties made by the Purchaser in connection with the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or otherwise affect any Person’s rights, remedies or recourse in the event of Fraud.
ARTICLE VI

OTHER COVENANTS AND AGREEMENTS
6.1    Conduct of Business Prior to Closing. Except as consented to in writing by the Purchaser, between the date hereof and the Closing or the earlier termination of this Agreement in accordance with Section 9.1, the Seller shall cause the Company to, and the Company shall and shall cause its Subsidiaries to: (a) conduct the Business in the ordinary course of business; (b) use commercially reasonable efforts to maintain and preserve intact the current business and organization of each Group Company and to preserve the rights, goodwill and relationships of each of the Group Company’s employees, contractors, clients, lenders, customers, suppliers, regulators and others having business relationships with any Group Company; (c) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of each Group Company or the Business; and (d) except as set forth on Schedule 6.1, not take (or fail to take) any action that, if taken (or not taken) between September 30, 2025 and the date hereof, would have been required to be disclosed on Schedule 3.8 other than Section 3.8(ff).
6.2    Access to Information. Between the date hereof and the Closing or the earlier termination of this Agreement in accordance with Section 9.1, upon reasonable notice, the Seller shall cause the Company to, and each Group Company shall and shall cause its Subsidiaries and each of its and their respective directors, officers, employees, agents, Representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, financing sources and Representatives of the Purchaser reasonable access and during normal business hours to the offices, properties, plants, other facilities, books and records, directors, officers, employees, agents, accountants and counsel (except as limited by the attorney-client privilege) of the Group Companies, and (b) furnish to the officers, employees, agents, accountants, counsel, financing sources and Representatives of the Purchaser such additional financial and operating data and other information regarding the Business and the assets, properties, liabilities, goodwill and affairs of the Group Companies (or legible copies thereof) as the Purchaser or its Representatives may from time to time reasonably request; provided, no such access or information will be required to be provided if it would violate any Law or jeopardize any attorney-client privilege of the Group Companies (provided, that the Company shall, and the Company shall cause its

Subsidiaries to, use commercially reasonable efforts to provide such access or information in a manner which would not violate such Law or jeopardize such privilege).
6.3    Efforts to Consummate the Transactions.
(a)    The Seller and the Purchaser shall use their respective commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable including commercially reasonable efforts to take all action necessary to (i) satisfy all of the conditions to the obligations of the other Party hereto to effect the Transaction as set forth in Article VII and (ii) obtain (or cause to be obtained) all Permits and consents, approvals, authorizations or other orders of, action by, filing with or notification to, any Governmental Authority or any other Person, that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents.
(b)    Without limiting the generality of the foregoing, the Seller and the Company shall, and each shall cause the Group Companies to promptly, (a) solicit the approval, consent or waiver of, or deliver any notice to, any Person to the extent required in connection with the transactions contemplated by this Agreement under any Contract or other arrangement of any Group Company with such Person and (b) use their respective reasonable best efforts to obtain any such approvals, consents or waivers.
6.4    Exclusivity. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with Section 9.1, each of the Seller and the Company shall not, and each shall cause the Group Companies to not, and each shall cause its and each Group Company’s respective Affiliates and each of its and their respective Representatives to not, directly or indirectly, (a) discuss, encourage, facilitate, negotiate, undertake, initiate, solicit, authorize, propose or enter into any transactions regarding the sale of all or any portion of any Group Company or the Business (whether such transaction takes the form of a merger, combination, a sale of Equity Securities, a sale of assets or otherwise), with any Person other than the Purchaser (an “Acquisition Transaction”), or (b) furnish or cause to be furnished to any Person (other than the Purchaser and its Representatives) any information related to the business, properties or assets of any Group Company or the Business in connection with any Acquisition Transaction. Each of the Seller and the Company shall, and each shall cause the Group Companies to, and each shall cause its and each Group Company’s Affiliates and each of its and their respective Representatives to, immediately (and, in any event, within one (1) Business Day after the date of this Agreement) (i) cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Purchaser and its Representatives) conducted heretofore with respect to any Acquisition Transaction, and (ii) terminate access by any third party (other than the Purchaser and its Representatives) to the Data Room and all online and other data rooms containing information with respect to the Group Companies. The Seller shall promptly (and in any event within 24 hours after receipt thereof by the Seller, the Company or any of their respective Affiliates or Representatives) advise the Purchaser in writing of any proposal for any Acquisition Transaction, any request for information with respect to any Acquisition Transaction or any inquiry with respect to or which could reasonably be expected to result in a proposal for an Acquisition Transaction, the material terms and conditions of such request, proposal or inquiry and the identity of the Person making the same.
6.5    Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Transactions, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor pursuant to Section 8.2). Without limiting the generality of the foregoing, to the extent requested by the Purchaser, the Seller shall provide reasonable assistance to the Purchaser and the Group Companies to obtain the consent or approval of, or to provide notice to, any Person in connection with the Transactions.
6.6    Certain Tax Matters.
(a)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (“Transfer Taxes”) shall be paid by the Seller when due, and the Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding the foregoing, “Transfer Taxes” shall not include, and the Purchaser shall be solely responsible for, any transfer, documentary, stamp, registration, mortgage recording, deed recording or similar Taxes, and any related fees, recording charges or other amounts, to the extent arising solely from (i) any financing or refinancing obtained or arranged by the Purchaser or any of its Affiliates in connection with the Transactions or (ii) the creation, grant, registration or perfection of any Liens (including any mortgage, deed of trust or similar encumbrance) securing any such financing or refinancing with respect to any assets or Equity Securities of any Group Company, and the Purchaser shall indemnify and hold harmless the Seller and its Affiliates from and against any such Taxes, fees, charges and amounts.
(b)    Tax Sharing Agreements. Any and all existing Tax sharing or similar agreements between any Group Company, on the one hand, and any Affiliate of any Group Company, on the other hand, shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date such that after the Closing Date no Group Company shall be bound thereby or have any liability thereunder.
(c)    Straddle Period Allocations. To the extent permissible under applicable Law, the Parties hereto agree to elect to have the taxable year of the Group Companies end on the Closing Date. The Parties hereto agree that to the extent required to determine the amount of Taxes payable for a Straddle Period that are attributable to the Pre-Closing Tax Period to use the following conventions: (i) the amount of any Taxes based on or measured by income, receipts, transactions, sales or payroll (including withholding) of a Group Company for the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which the Group Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of a Group Company for a Straddle Period that relates to the portion of the taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
(d)    Tax Cooperation.
(i)    Each of the Purchaser, the Group Companies and the Seller shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit or other Proceeding with respect to Taxes of the Group Companies. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit or other Proceeding. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. Such cooperation shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses. The Companies shall, and shall cause each other Group Company to, retain all books and records in its possession with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any taxing authority.
(ii)    To the extent any audit or other Proceeding with respect to Taxes of the Group Companies involves (or would reasonably be expected to involve) matters for which Seller or any Seller Indemnitee would be liable under this Agreement or otherwise (including any Pre-Closing Indemnified Taxes or Indebtedness): (A) Seller shall have the right to control (at its sole expense) the conduct, strategy and settlement of such matters, and Purchaser shall (and shall cause the Group Companies to) reasonably cooperate with Seller in connection therewith (including by providing reasonable access to personnel, books and records and by executing and delivering customary powers of attorney and other authorizations as reasonably requested); and (B) Purchaser shall not settle, compromise, agree to any adjustment, or otherwise resolve any such matter without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(iii)    The Seller shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns (including any consolidated, combined or unitary income Tax Returns) to the extent relating to any Pre-Closing Tax Period and required to be filed after the Closing Date by Seller or any of its Affiliates. To the extent any such Tax Return required to be filed after the Closing Date by any Group Company relates to a Pre-Closing Tax Period, Seller shall prepare (at Seller’s sole cost and expense), or cause to be prepared, such income Tax Return and shall deliver to Purchaser a complete draft of such income Tax Return, together with supporting schedules and workpapers reasonably necessary to evaluate the material positions taken thereon, at least thirty (30) days (or, if the filing is required sooner, as promptly as reasonably practicable) prior to the due date (including extensions) for filing such income Tax Return. Purchaser shall have fifteen (15) days after receipt of such draft to provide written comments, and Seller shall consider in good faith any timely reasonable comments provided by Purchaser. Purchaser shall timely file (or cause to be timely filed) any such Tax Return required to be filed by a Group Company after the Closing Date, and shall not file any such income Tax Return (or amendment thereof) in a manner that is materially inconsistent with the draft prepared by Seller, as reasonably revised to reflect Purchaser’s comments accepted by Seller in good faith, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Parties shall reasonably cooperate (including providing access to personnel, books and records) as necessary to permit the preparation and filing of the income Tax Returns contemplated by this Section 6.6(d)(iii).

(iv)    Without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of increasing the Tax liability or reducing any Tax asset of the Seller or any of its Affiliates in respect of any Pre-Closing Tax Period, result in Pre-Closing Indemnified Taxes or reduce the amount of Identified Tax Refunds, except, in each case, as required by applicable Tax Law or as required to allow a Tax Return to be filed with no less than a “more likely than not” (or higher) level of comfort. Without limiting the foregoing, Purchaser shall not file (or cause to be filed) any amended income Tax Return of any Group Company for any Pre-Closing Tax Period until Seller has completed its filing obligations with respect to income Tax Returns of the Group Companies for all subsequent taxable periods ending on or before the Closing Date (e.g., Purchaser will not amend a 2024 income Tax Return before Seller files the 2025 income Tax Returns).
(v)    Seller shall be entitled to any refund of Taxes (including any interest thereon) and any credit, rebate or other reduction in Taxes that relate to the Pre-Closing Tax Period, in each case solely of the type identified (and not in excess of the applicable amounts set forth) on Schedule 6.6(d)(v) (collectively, “Identified Tax Refunds”), subject to the adjustments described in this Section 6.6(d)(v). If, after the Closing Date, any Group Company receives or realizes any such Identified Tax Refund (including by application of a credit against Taxes otherwise payable), Purchaser shall cause such Group Company to remit to Seller the amount of such Identified Tax Refund within ten (10) Business Days after receipt or realization (less reasonable out-of-pocket costs incurred (including Taxes) in connection with such Identified Tax Refund, the preparation of the applicable Tax Returns, or in otherwise complying with this Section 6.6(d)(v)).
(e)    Push Out Election. Seller will not make and will not permit One Water Marine Holdings, LLC to make a ‘push out election’ pursuant to Code section 6226(a) with respect to any taxable year (or portion thereof) in which Ocean Bio-Chem Holdings Inc. or Ocean Bio-Chem Intermediate Holdings Inc. was a partner (for US federal income tax purposes) in One Water Marine Holdings, LLC. Seller will maintain or cause to be maintained the status of One Water Marine Holdings, LLC as a partnership (and not a disregarded entity) for US federal income tax purposes through September 30, 2026.
(f)    Unified Loss Election. Seller shall make or cause any Affiliated Group of which it is a member to make an election under Treas. Reg. section 1.1502-36(d)(6) to ensure that no Group Company realizes any amount of attribute reduction pursuant to Treas. Reg. section 1.1502-36 or any similar provision of state or local law.
6.7    Public Announcements. Except to the extent required by Law, each Party shall not (and each shall cause its respective Affiliates and Representatives not to) issue any press release or other public announcement, or otherwise publicly release any information, related to this Agreement, the other Transaction Documents or the Transactions at any time, whether prior to, at or after the Closing, without the prior written consent of the other Party. If either Party (or any of its Affiliates or Representatives) is required by Law to issue or release any such information, such Party shall, to the extent permitted by Law, consult with the other Party prior to any such disclosure as to the form and content of such disclosure and reflect in the applicable disclosure all reasonable comments of the other Party thereon.

6.8    Release.
(a)    Release of Purchaser. For and in consideration of the amounts to be paid to and benefits to be received by the Seller under this Agreement, and the additional covenants and promises set forth in this Agreement, effective upon the Closing, the Seller, on behalf of itself, its Affiliates, and its respective successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys (the “Seller Releasing Parties”) hereby irrevocably (i) waives, releases, acquits and forever discharges the Purchaser, each Group Company and their respective Affiliates, and each of their respective direct and indirect officers, directors, managers, members, partners, equity holders, employees and other Representatives, and each of their respective predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys (collectively, the “Purchaser Released Parties”), from any and all rights, claims, causes of action, Liabilities and losses of any kind or nature whatsoever, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether arising under any Contract or otherwise at law or in equity, based upon events, facts, circumstances or occurrences occurring or existing at or prior to the Closing, including any claims which relate to or arise out of such Seller Releasing Party’s prior relationship with any Group Company or such Seller Releasing Party’s rights or status as a director, manager, officer, employee or equity holder of any Group Company or its Affiliates (including in respect of any rights of contribution or indemnification and, for the avoidance of doubt, with respect to the Workforce Services Agreement) (collectively, the “Seller Released Claims”), and (ii) covenants to refrain from, directly or indirectly, asserting or seeking to recover any amounts in respect of any Seller Released Claims, or commencing, instituting or causing to be commenced, or continuing with, any Proceeding for a Seller Released Claim (it being understood that this Agreement may be raised by any Purchaser Released Party as an estoppel to any such Proceedings).
(b)    Release of Seller. For and in consideration of the covenants and agreements of the Seller under this Agreement and the other Transaction Documents and the benefits to be received by the Purchaser under this Agreement, effective upon the Closing, the Purchaser, on behalf of itself, its Affiliates (including, from and after the Closing, the Group Companies) and each of their respective successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys (collectively, the “Purchaser Releasing Parties”), hereby irrevocably (i) waives, releases, acquits and forever discharges the Seller and each of its Affiliates, and each of their respective direct and indirect past and present officers, directors, managers, members, partners, equity holders, employees and other Representatives, and each of their respective predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys (collectively, the “Seller Released Parties”), from any and all rights, claims, causes of action, Liabilities and losses of any kind or nature whatsoever, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise to the extent arising out of or related to (A) in the case of Seller and its Seller Released Parties, Seller’s, Seller Released Parties’ or any prior owner’s ownership of equity or debt securities of any Group Company prior to the Closing or (B) in the case of any current or former officer, director, manager, employee or agent of any Group Company and such Person’s Seller Released Parties, such Person’s service as a director, officer or manager of any Group Company, prior to the Closing, in each case, which the Purchaser Releasing Parties can, shall or may have against the Seller Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Purchaser Released Claims”), and (ii) agrees not to, and to cause the other Purchaser Releasing Parties not to, directly or indirectly, assert or seek to recover any amounts in respect of any Purchaser Released Claims, or commence, institute or cause to be commenced, or continue with, any Proceeding for any Purchaser Released Claim (it being understood that this Agreement may be raised by any Seller Released Party as an estoppel to any such Proceedings).
(c)    Matters Excluded from Release. Notwithstanding anything to the contrary in this Section 6.8, nothing herein shall operate to waive, release, impair, limit or otherwise affect (i) any rights or obligations of any Party or any of their respective Affiliates under this Agreement, the Transition Services Agreement, the other Transaction Documents or any other Contract expressly contemplated by this Agreement to be entered into in connection with the Closing (including, for the avoidance of doubt, any rights to indemnification, reimbursement or contribution thereunder), (ii) any rights of any current or former director, officer, manager, employee or other indemnitee of any Group Company or any of their respective Affiliates under any Organizational Documents, indemnification agreement, insurance policy (including the D&O Tail) or applicable Law, (iii) any claims arising out of or relating to Fraud by any Person, (iv) any rights of any Party or any of their respective Affiliates under any insurance policy (including any right to make claims thereunder or to receive the proceeds thereof), or (v) any theft, conversion, embezzlement or misappropriation of funds committed by any directors, officers, managers or employees of Seller or any of its Affiliates involving any Group Company.
(d)    EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN ADVISED TO CONSULT WITH AND HAS CONSULTED WITH LEGAL COUNSEL REGARDING THIS AGREEMENT AND THE GENERAL RELEASES CONTAINED HEREIN. EACH PARTY AGREES TO EXPRESSLY WAIVE AND RELINQUISH ANY RIGHTS SUCH PARTY MAY HAVE WITH RESPECT TO ANY CLAIMS THAT SUCH PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN SUCH PARTY’S FAVOR AT THE TIME OF EXECUTING THIS RELEASE THAT, IF KNOWN BY SUCH PARTY, WOULD HAVE MATERIALLY AFFECTED SUCH PARTY’S EXECUTION OF THIS RELEASE, AND WAIVES SUCH RIGHTS UNDER ANY STATUTE OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
6.9    Wrong Pockets.
(a)    If, following the Closing, either Party discovers that the Seller or any of its Affiliates holds any asset that relates to the Business (other than a Seller Interested Party Agreement), then, if requested by the Purchaser, the Purchaser, on the one hand, and the Seller, on the other hand, shall promptly transfer (or cause to be transferred) such assets to the Purchaser (or its designee) without further consideration from such other Party; provided that, prior to any such transfer, the Person possessing any such asset will hold it in trust for the Purchaser. In furtherance of the foregoing, prior to such transfer, the Seller and the Purchaser shall use their reasonable best efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide the Purchaser with the economic claims, rights and benefits under each such asset that is part of the Business. Without limiting the generality of the foregoing, at and after the Closing, the Purchaser and the Group Companies shall have the right and authority to collect all accounts receivable and other items with respect to the Business and to endorse with the name of the Purchaser or the Group Companies any checks received on account of such accounts receivable or other items with respect to the Business and the Seller and its Affiliates each agrees that it will, and will cause their respective Affiliates to, promptly transfer or deliver to the Purchaser or a Group Company from time to time any cash or other property or payment that the Seller or any of its Affiliates may receive with respect to any claims, contracts, licenses, leases, commitments, sale orders, purchaser orders, receivables of any character or any other items with respect to the Business. For the avoidance of doubt, in the event that Seller or any of its Affiliates receives any payment in respect of accounts receivable which are related to the Business on or after the Closing, the Seller or such Affiliate shall promptly cause such payment to be remitted to the designated bank account of the Purchaser or an Affiliate thereof designated by the Purchaser.
(b)    If, following the Closing, either Party discovers that any of the Group Companies holds any asset that relates to the business of the Seller or any of its Affiliates (excluding, for the avoidance of doubt, the Business), then, if requested by the Seller, the Seller, on the one hand, and the Purchaser, on the other hand, shall promptly transfer (or cause to be transferred) such assets to the Seller (or its designee) without further consideration from such other Party; provided that, prior to any such transfer, the Person possessing any such asset will hold it in trust for the Seller. In furtherance of the foregoing, prior to such transfer, the Seller and the Purchaser shall use their reasonable best efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide the Seller or its Affiliates with the economic claims, rights and benefits under each such asset that is part of the business of the Seller or its Affiliates (excluding, for the avoidance of doubt, the Business). Without limiting the generality of the foregoing, at and after the Closing, the Seller and its Affiliates shall have the right and authority to collect all accounts receivable and other items with respect to the business of the Seller and its Affiliates (excluding, for the avoidance of doubt, the Business) and to endorse with the name of the Seller or its Affiliates any checks received on account of such accounts receivable or other items with respect to the business of the Seller and its Affiliates (excluding, for the avoidance of doubt, the Business). The Purchaser shall, and will cause the Group Companies to, promptly transfer or deliver to the Seller or its Affiliates from time to time any cash or other property or payment that the Group Companies may receive with respect to any claims, contracts, licenses, leases, commitments, sale orders, purchaser orders, receivables of any character or any other items with respect to the business of the Seller and its Affiliates (excluding, for the avoidance of doubt, the Business). Notwithstanding anything to the contrary contained herein, Seller and its Affiliates shall bear any Transfer Taxes related to transfers pursuant to this Section 6.9(b).
6.10    Post-Closing Insurance Claims. To the extent that the Seller or any of its Affiliates are entitled under the terms and conditions of occurrence-based policies in effect prior to the Closing to coverage for losses suffered by the Business arising out of any occurrences covered by such policies occurring prior to the Closing, upon the written request of the Purchaser or, following the Closing, any Group Company, the Seller shall, and shall cause its Affiliates to, use reasonable best efforts to assist the Purchaser and, following the Closing, the Group Companies, in recovering (at the Purchaser’s and the Group Companies’ sole cost or expense) such losses pursuant to such policies. The Purchaser and the Group Companies shall exclusively bear (and the Seller and its Affiliates shall have no obligation to repay or reimburse the Purchaser or the Group Companies) any applicable deductibles for such claims. This Section 6.10 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 6.10 is intended to waive or abrogate in any way the any of its respective Affiliates’ or any Group Company’s own rights to insurance coverage for any liability.
6.11    Litigation Support. Following the Closing, in the event and for so long as any Party is actively contesting or defending against any Proceeding brought by a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business prior to Closing, the other Parties will use reasonable best efforts to cooperate with the contesting or defending Party and its counsel in the contest or defense of such Proceeding, and make available its personnel and provide such testimony and access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense of such Proceeding, at the sole cost and expense of the contesting or defending Party. Notwithstanding the foregoing, this Section 6.11 shall not apply to Proceedings with respect to which the Parties are in dispute with one another as to whether one of the Parties is liable to the other under this Agreement.

6.12    Director and Officer Liability and Indemnification.
(a)    For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit any Group Company to, materially and adversely, amend, repeal or modify any provision in Group Company’s Organizational Documents relating to the exculpation or indemnification of any officers or directors (unless required by Law) (it being expressly agreed that the officers and directors to whom this Section 6.12 applies shall be third party beneficiaries of this Section 6.12, each of whom may enforce the provisions of this Section 6.12).
(b)    Prior to the Closing, Seller or the Company will purchase an extended reporting period endorsement under the Seller’s or the Group Companies’ existing directors’ and officers’ liability insurance coverage to provide directors and officers of the Group Companies and provide coverage on the Seller’s or the Group Companies’ existing fiduciary and employment practices liability covering claims prior to the Closing with coverage for a period of up to six (6) years after the Closing (collectively, the “D&O Tail”). The Purchaser shall not, and shall cause any Group Company not to, knowingly take any action that results in the cancellation or termination of, or materially and adversely amend or otherwise modify, the D&O Tail. Fifty percent (50%) of the cost of the D&O Tail shall be borne by the Purchaser and fifty percent (50%) shall be borne by the Seller.
(c)    In the event any of the Group Companies or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, commercially reasonable efforts shall be made so that the applicable successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 6.12.
6.13    Related Party Agreements.
(a)    The Seller and the Company shall, and each shall cause the Group Companies to, terminate, on terms and conditions reasonably satisfactory to the Purchaser, effective as of immediately prior to the Closing, all Related Party Transactions such that no Group Company has or will have any Liability thereunder or in connection therewith from and after the Closing. Following the Closing, if the Purchaser or any of its Affiliates (including any of the Group Companies) determines that any Related Party Transaction existing at or prior to the Closing had not been terminated without continuing obligation or liability of the Group Companies and their Affiliates at or prior to the Closing, then, upon Purchaser’s request, the Seller shall cause such Related Party Transaction to be terminated as of the Closing without continuing obligation or liability of the Group Companies or their Affiliates.
(b)    As of the Adjustment Calculation Time, but subject to the occurrence of the Closing, (a) any claim, including any intercompany receivables or payables, whether or not arising out of, based upon or attributable to the Business, that the Seller or any of its Affiliates may have against the Group Companies or otherwise in respect of the Business shall be automatically settled or otherwise released, and (b) the Seller and its Affiliates shall have extinguished all outstanding amounts owed (i) by the Business, on the one hand, to the Seller, or any Affiliates (other than the Group Companies), on the other hand, other than ordinary course trade payables or (ii) by the Seller or any of its Affiliates (other than the Group Companies), on the one hand, to the Business, on the other hand, other than ordinary course trade receivables.

6.14    Copy of Data Room. As soon as reasonably practicable following Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser one or more USBs, in PC-readable format, that contain working Adobe or other (e.g., Microsoft Office) portable document format files that set forth all of the documents made available in the Data Room as of immediately prior to the date of this Agreement by the Group Companies.
6.15    Change of Names. Immediately after the Closing Date, the Seller shall, and shall cause their respective Affiliates to, cease using any corporate names, and cease doing business using a name, that includes as part of its names “Ocean Bio-Chem”, “Star Brite”, “Kinpak”, “Odorstar” or any derivative thereof; provided, however, the foregoing shall not apply to name of any Group Company.
6.16    RWI Cooperation. The RWI Policy and Tax Policy shall contain a waiver by the insurer of the insurer’s rights to bring any claim against Seller and any of its Affiliates, and its and their respective directors, officers, and employees by way of subrogation, claim for contribution, or otherwise (other than in the case of Fraud), and that such Persons shall be third-party beneficiaries of such waiver. Purchaser shall not waive or amend, and shall not permit any other Person to waive or amend, the RWI Policy or Tax Policy in a manner inconsistent with the immediately preceding sentence without Seller’s prior written consent, which consent Seller may grant or withhold in its sole discretion. Purchaser shall provide Seller with a substantially final copy of the RWI Policy and Tax Policy as soon as reasonably practicable in advance of the Closing and a true and complete copy of the final and issued RWI Policy and Tax Policy as soon as reasonably practicable following the Closing.
6.17    Material Consents. Between the date hereof and the Closing or the earlier termination of this Agreement in accordance with Section 9.1, Seller shall use its commercially reasonable efforts to obtain the consent of Railblaza Limited pursuant to the Railblaza Contract (as defined in the Disclosure Schedule).
6.18    [*] Closed Aged Receivables. To the extent any portion of the [*] Closing Aged Receivables remains uncollected as of the first anniversary of the Closing Date (such amount, the “[*] Aged Receivables Balance”), the Seller shall, within fifteen (15) Business Days following such first anniversary, pay to the Purchaser an amount equal to the [*] Aged Receivables Balance. From and after the Closing, the Purchaser shall use good faith efforts to collect the [*] Closing Aged Receivables in the ordinary course of business consistent with past practice; provided, notwithstanding the foregoing, Purchaser shall not be obligated to spend more than $[*] on any costs or expenses related to such collection efforts (except to the extent Seller has agreed to reimburse Purchaser for any additional costs and expenses above $[*]). All such amounts collected shall, to the extent consistent with past practice, be applied on a “first-in, first-out” basis to the [*] Closing Aged Receivables in order of age from oldest to newest. The Purchaser shall make such books and records of the Group Companies available to the Seller, as the Seller may reasonably request, to the extent necessary to verify the amount of [*] Agreed Receivables Balance.
ARTICLE VII

CONDITIONS TO CLOSING
7.1    Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of the Purchaser contained in Article V shall be true and correct in all respects as of the date hereof and as of the Closing Date, except, in each case, to the extent such representations and warranties are as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of that date, in each case, with the same force and effect as if made as of the Closing Date, except, in the case of this clause (i), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby.
(b)    Each of the covenants and agreements contained in this Agreement to be performed or complied with by the Purchaser at or before the Closing shall have been performed or complied with in all material respects.
(c)    As of the Closing, (i) no Proceeding shall have been commenced or be pending by or before any Governmental Authority seeking to restrain, enjoin, prohibit, make illegal or materially and adversely alter the transactions contemplated by this Agreement and (ii) there shall be no Law, Proceeding or Order restraining, enjoining, prohibiting, making illegal or materially and adversely altering the transactions contemplated by this Agreement.
(d)    The Purchaser shall have delivered or caused to be delivered to the Seller the deliverables listed in Section 2.4(a) of this Agreement.
7.2    Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    (i) The Fundamental Representations (other than Section 3.10 and Section 3.23) shall be true and correct in all respects (other than inaccuracies that are de minimis in nature) as of the date hereof and as of the Closing Date, except, in each case, to the extent such representations and warranties are as of a specified date, in which case such representations and warranties shall be true and correct in all respects (other than inaccuracies that are de minimis in nature) as of that date, in each case, with the same force and effect as if made as of the Closing Date, and (ii) each of the other representations and warranties of the Seller and the Group Companies contained in Article III and Article IV (including Section 3.10 and Section 3.23) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except, in each case, to the extent such representations and warranties are as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of that date, in each case, with the same force and effect as if made as of the Closing Date, except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(b)    Each of the covenants and agreements contained in this Agreement to be performed or complied with by the Seller and/or the Company at or before the Closing shall have been performed or complied with in all material respects.
(c)    Prior to the Closing, no occurrence, event, effect, fact, development or change shall have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.
(d)    As of the Closing, (i) no Proceeding shall have been commenced or be pending by or before any Governmental Authority seeking to restrain, enjoin, prohibit, make illegal or materially and adversely alter the transactions contemplated by this Agreement and (ii) there shall be no Law, Proceeding or Order restraining, enjoining, prohibiting, making illegal or materially and adversely altering the transactions contemplated by this Agreement.
(e)    The Seller shall have delivered or caused to be delivered to the Purchaser the deliverables listed in Section 2.4(b) of this Agreement.
(f)    The Restrictive Covenant Agreement shall be in full force and effect and shall not have been rescinded, terminated, amended, waived or otherwise modified.
ARTICLE VIII

SURVIVAL; INDEMNIFICATION
8.1    Survival. The Parties, intending to contractually modify any statute of limitations otherwise applicable, hereby agree that the representations and warranties of the Parties contained herein shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing); provided, (a) the Fundamental Representations shall survive the Closing hereunder until the date that is six (6) years following the Closing Date and expire thereafter and (b) nothing herein shall limit the liability of any Person for Fraud. All covenants and agreements set forth herein shall survive the Closing in accordance with their terms; provided, however, that the Seller’s obligations under Section 8.2 with respect to Pre-Closing Indemnified Taxes and Accrued Taxes shall expire on the date that is six (6) years following the Closing Date. Notwithstanding the foregoing, any matter in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach thereof or other facts giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
8.2    Indemnification in Favor of Purchaser. In consideration of the Purchaser’s execution and delivery of this Agreement and the consummation of the Transactions, from and after the Closing, the Seller shall indemnify, pay and defend each of the Purchaser Indemnitees for, and save and hold each of them harmless from and against, and pay on behalf of or reimburse each of the Purchaser Indemnitees as and when incurred for, any Losses any Purchaser Indemnitee may suffer, sustain or become subject to as a result of, relating to, in connection with or by virtue of (a) any inaccuracy in or breach of any of any Fundamental Representations, (b) any failure to perform or breach of any covenant or agreement contained in this Agreement or any other Transaction Document of (y) any Group Company at or prior to the Closing or (z) the Seller at or prior to the Closing, (c) any Indebtedness (other than Accrued Taxes) or Transaction Expenses, except to the extent expressly taken into account in calculating the Purchase Price (as finally determined in accordance with Section 2.5); (d) any Pre-Closing Indemnified Taxes; (e) any Losses related to facts and circumstances relating to, arising from or as a result of the litigation matters disclosed on Schedule 3.13, and (f) any Fraud by the Seller. Any indemnification payment owed to any Purchaser Indemnitee hereunder shall be effected by wire transfer of immediately available funds to an account designated in writing by the applicable Purchaser Indemnitee within five (5) Business Days after such amount is determined to be due to such Purchaser Indemnitee. For U.S. federal, state and local income Tax purposes, except as otherwise required by Law, the Parties agree to treat any indemnification payments received by any Purchaser Indemnitee other than the Group Companies as an adjustment to the Purchase Price for the Purchased Shares and any indemnification payments paid by the Seller as an adjustment to the Purchase Price for the Purchased Shares. The Parties agree that for purposes of (i)

determining whether there has been a breach of any representation or warranty subject to a claim for indemnification hereunder and (ii) calculating the amount of Losses with respect thereto, such representations and warranties alleged to have been breached (other than the representation and warranty set forth in Section 3.7(a)) shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects,” “in any material respect,” “Material Adverse Effect” or similar words, were omitted or deleted from the text of such representations, warranties and covenants. The maximum amount of Losses the Purchaser Indemnitees will be entitled to recover pursuant to Sections 8.2(a) and 8.2(b) shall not, in the aggregate, exceed an amount equal to the Base Purchase Price. Any Losses recoverable hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. Notwithstanding anything in this Agreement to the contrary (whether a temporal limitation, a dollar limitation or otherwise), nothing shall limit in any respect (x) any Purchaser Indemnitee’s remedies in the case of Fraud by any Person, as to which the Purchaser Indemnitees shall have all remedies available at law or in equity or (y) any Purchaser Indemnitee’s pursuit of equitable remedies, including injunctive relief and specific performance.
8.3    Indemnification in Favor of Seller. In consideration of the Seller’s execution and delivery of this Agreement and the consummation of the Transactions, from and after the Closing, the Purchaser shall indemnify, pay and defend each of the Seller Indemnitees for, and save and hold each of them harmless from and against, and pay on behalf of or reimburse each of the Seller Indemnitees as and when incurred for, any Losses any Seller Indemnitee may suffer, sustain or become subject to as a result of, relating to, in connection with or by virtue of any Fraud by the Purchaser. Any indemnification payment owed to any Seller Indemnitee hereunder shall be effected by wire transfer of immediately available funds to an account designated in writing by the applicable Seller Indemnitee within five (5) Business Days after such amount is determined to be due to such Seller Indemnitee. For U.S. federal, state and local income Tax purposes, except as otherwise required by Law, the Parties agree to treat any indemnification payments received by any Seller Indemnitee as an adjustment to the Purchase Price for the Purchased Shares and any indemnification payments paid by the Purchaser as an adjustment to the Purchase Price for the Purchased Shares. The maximum amount of Losses the Seller Indemnitees will be entitled to recover pursuant to Section 8.3(a) shall not, in the aggregate, exceed an amount equal to the Base Purchase Price. Any Losses recoverable hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one covenant or agreement. Notwithstanding anything in this Agreement to the contrary (whether a temporal limitation, a dollar limitation or otherwise), nothing shall limit in any respect (x) any Seller Indemnitee’s remedies in the case of Fraud by any Person, as to which the Seller Indemnitees shall have all remedies available at law or in equity or (y) any Seller Indemnitee’s pursuit of equitable remedies, including injunctive relief and specific performance.
8.4    Third Party Claims.
(a)    If a Purchaser Indemnitee or Seller Indemnitee (as applicable, “Indemnitee”) seeks indemnification under this Article VIII with respect to any Proceeding brought against such Indemnitee by a third party (a “Third-Party Claim”), such Indemnitee will promptly give written notice to the Seller (in the case of a Purchaser Indemnitee) or Purchaser (in the case of a Seller Indemnitee) (such notified party, as applicable, “Indemnitor”) after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnitor will not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced by such failure or delay.

(b)    With respect to any Third-Party Claim which, if adversely determined, would entitle such Indemnitee to indemnification pursuant to this Article VIII, the Indemnitor will be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to such Indemnitee’s claim for indemnification, or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to such Indemnitee; provided that, as a condition precedent to the Indemnitor’s right to assume control of such defense, it must first:
(i)    notify such Indemnitee in writing within thirty (30) days after the such Indemnitee has given notice of the Third-Party Claim that the Indemnitor will assume control of such defense; and
(ii)    furnish such Indemnitee with evidence reasonably satisfactory to the Indemnitee that the Indemnitor has sufficient resources to defend such Third-Party Claim and to satisfy its obligations to the Indemnitees under this Article VIII in respect of such Third-Party Claim.
(c)    Notwithstanding the foregoing: (A) the Indemnitor will not have the right to assume control of the defense of a Third-Party Claim which (i) involves any criminal allegations or regulatory matters, (ii) primarily seeks, or would reasonably be expected to result in, injunctive or other equitable relief, (iii) is one in which the Indemnitor (or its Affiliates) is also a party and joint representation would present a material conflict or there may be legal defenses available to the such Indemnitee which are different from or additional to those available to the Indemnitor or its Affiliates, (iv) is being controlled by or defended by any insurer of such Indemnitee or its Affiliates, (v) such Indemnitee reasonably believes an adverse determination of such Third-Party Claim would result in Losses which would exceed the amount that the Indemnitor is entitled to be indemnified for pursuant to this Article VIII, or (vi) which the Indemnitor has failed or is failing to defend in good faith; and (B) without limiting part (A) above, the Seller will not have the right to assume control of the defense of a Third-Party Claim which (i) relates to Taxes of any Group Company (or for which any Group Company may be liable); or (ii) involves any Key Customer, Key Supplier, or Key Product Input Supplier (each of the foregoing clauses (i) through (vi) in part (A) and clauses (i) and (ii) in part (B), an “Exception Claim”);
(d)    In the event that the Indemnitor has not yet elected (or fails to elect) to assume control of the defense of any Third-Party Claim in the manner set forth in this Section 8.4 or such Third-Party Claim is or at any time becomes, an Exception Claim, such Indemnitee may defend against, the Third-Party Claim in any manner it may deem appropriate.
(e)    If the Indemnitor is controlling the defense of any Third-Party Claim in accordance with this Section 8.4, (i) such Indemnitee will nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to such Indemnitee’s claim for indemnification at the such Indemnitee’s sole cost and expense; and (ii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of such Indemnitee (such consent not to be unreasonably withheld, conditioned, or delayed); provided that such Indemnitee will have no obligation to consent to any judgment or settlement unless such judgment or settlement (x) includes, as a condition thereof, an express release of such Indemnitee, (y) involves no relief other than monetary damages that are paid in full by the Indemnitor, and (z) does not include any statement as to or any admission of fault, culpability or failure to act, or any plea of nolo contendere or no contest, by or on behalf of such Indemnitee or its Affiliates.

8.5    RWI; Priority of Recovery. Notwithstanding anything to the contrary in this Agreement, with respect to any Losses arising out of or relating to any inaccuracy in or breach of any Fundamental Representation (collectively, “Coverage Losses”), Purchaser shall be required to, in good faith, first seek recovery under the RWI Policy; provided that the Purchaser shall not be required to initiate litigation or any alternative dispute resolution process pursuant to the RWI Policy and, provided, further, that any dispute as to the applicability of, or delay in obtaining, such coverage under the RWI Policy shall not be a basis for delay or refusal of indemnification under Section 8.2. Purchaser shall (i) provide Seller reasonably prompt written notice after submitting any claim under the RWI Policy relating to any Coverage Loss for which Seller could reasonably be expected to have indemnification exposure under Section 8.2, and (ii) keep Seller reasonably informed of the status of such claim in all material respects. In the event the Purchaser Indemnitees receive payment under the RWI Policy for any Coverage Losses after the Seller has indemnified for such Losses and if the aggregate amount actually recovered by the Purchaser Indemnitees (net of the cost of recovery and retention) exceeds the amount of such Coverage Losses, then the Purchaser Indemnitee shall reimburse the Seller for any amount necessary to avoid any duplicative recovery. For the avoidance of doubt, nothing in this Section 8.5 shall limit (i) any Purchaser Indemnitee’s remedies in respect of Fraud by the Seller or (ii) Purchaser’s rights to indemnification with respect to matters for which the Seller has expressly agreed to provide indemnification hereunder other than for Coverage Losses.
8.6    Exclusive Remedies. Subject to and except for Section 2.5, Section 10.2, Section 10.12, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of Fraud) for any breach of any representation, warranty, covenant (at or prior to the Closing), agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.6 shall limit any Person’s right (a) to seek and obtain any equitable relief to which any Person may be entitled pursuant to the terms of this Agreement (including pursuant to Section 10.2), (b) to pursue a claim of Fraud, (c) to a post-closing adjustment claim pursuant to Section 2.5, (d) to seek damages for any Losses related to any breach of any covenant or agreement contained in this Agreement or any other Transaction Document after the Closing (e) in the case of Purchaser, pursuing any coverage under the RWI Policy, or (f) in the case of Purchaser, the right of set off set forth in Section 10.12.
8.7    Tax Policy as Sole Recourse. Notwithstanding anything to the contrary in this Agreement, any other Transaction Document or otherwise, and except to the extent taken into account in calculating the Purchase Price (as finally determined in accordance with Section 2.5), the Parties acknowledge and agree that the sole and exclusive remedy and recourse of the Purchaser Indemnitees for Losses related to Accrued Taxes that are not Pre-Closing Indemnified Taxes shall be recovery under the Tax Policy.
ARTICLE IX

TERMINATION
9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Seller and the Purchaser;
(b)    at the election of the Seller upon written notice to the Purchaser (provided that, at such time, no Seller or the Company is then in breach of this Agreement such that any of the conditions in

Sections 7.2(a) and 7.2(b) would not be satisfied) if, between the date hereof and the Closing, the Purchaser is in breach of any of its representations, warranties, covenants or other obligations set forth in this Agreement, which breach or breaches (A) in the aggregate would result in the failure of any of the conditions set forth in Sections 7.1(a) and 7.1(b) to be satisfied and (B) (I) are not capable of being cured by the Outside Date or (II) if such breach or breaches is curable by the Outside Date, shall not have been cured by the earlier to occur of 30 days following receipt of written notice from the Seller of such breach or breaches or the Outside Date;
(c)    at the election of the Purchaser upon written notice to the Seller (provided that, at such time, the Purchaser is not then in breach of this Agreement such that any of the conditions in Sections 7.1(a) and 7.1(b) would not be satisfied) if, between the date hereof and the Closing, the Seller or Company is in breach of any of its representations, warranties, covenants or other obligations set forth in this Agreement, which breach or breaches (A) in the aggregate would result in the failure of any of the conditions set forth in Sections 7.2(a) and 7.2(b) to be satisfied and (B) (I) are not capable of being cured by the Outside Date or (II) if such breach or breaches is curable by the Outside Date, shall not have been cured by the earlier to occur of 30 days following receipt of written notice from Purchaser of such breach or breaches or the Outside Date;
(d)    by the Seller or the Purchaser, upon written notice to the other party, if the Closing shall not have occurred by February 3, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose material breach of any obligation under this Agreement shall have been the primary cause of, or shall have primarily resulted in, the failure of the Closing to occur on or prior to such date; or
(e)    by the Seller or the Purchaser, upon written notice to the other party, in the event that any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable.
9.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in the Confidentiality Agreement, (b) as set forth in Article X (other than Section 10.3), and (c) that nothing herein shall relieve any party from liability for Fraud.
ARTICLE X

MISCELLANEOUS
10.1    Fees and Expenses. All costs and expenses incurred in connection with the preparation, negotiation and execution of the Transaction Documents (whether or not the Transactions are consummated) and the consummation of the Transactions shall, unless otherwise specified in this Agreement or in any other Transaction Document, be paid by the Person incurring such cost or expense.
10.2    Remedies. Each of the Parties acknowledges and agrees that the Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and money damages would not be an adequate remedy. Accordingly, in addition to the other remedies available to the Parties, each Party agrees that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (without the posting of bond or other security) in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter. If any such action is brought by a Party, each other Party, as applicable, hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.
10.3    Consent to Amendments. This Agreement may be amended, or any provision of this Agreement may be waived; provided, (a) any such amendment or waiver shall be binding upon the Purchaser only if set forth in a writing executed by the Purchaser and referring specifically to the provision alleged to have been amended or waived, (b) any such amendment or waiver shall be binding upon the Seller only if set forth in a writing executed by the Seller and referring specifically to the provision alleged to have been amended or waived, and (c) any such amendment or waiver shall be binding upon the Company only if set forth in a writing executed by the Company and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
10.4    Successors and Assigns. This Agreement and all of the covenants and agreements contained in this Agreement and the rights, interests and obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements in this Agreement or rights, interests or obligations under this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, the Purchaser may (a) assign any or all of its rights, interests and obligations under this Agreement to any of its Affiliates and (b) assign or delegate this Agreement or any of its rights or obligations hereunder for collateral security purposes to any existing or future lender or group thereof (including without any limitation any agent, trustee, or other representative acting on their behalf) providing financing to the Purchaser or its Affiliates, and to any purchaser or other transferee in any foreclosure sale or other exercise of remedies with respect thereto. No assignment of this Agreement or any of the rights or obligations hereunder shall relieve the assigning Party of any of its obligations hereunder.
10.5    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, or illegal or unenforceable under, applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only in the jurisdiction where so held and only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Notwithstanding the foregoing, upon such determination that any term or other provision is prohibited by, or illegal or unenforceable under, any applicable Law, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
10.6    Counterparts. This Agreement and any other Transaction Document, and any amendment, waiver, supplement or other modification hereto or thereto, may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any other Transaction Document, and any amendment, waiver, supplement or other modification hereto or thereto, may be executed by electronic means of a facsimile machine or electronic transmission in portable document format (pdf), and shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
10.7    Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached to this Agreement and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the phrase “ordinary course of business” shall mean “ordinary course of business consistent with past practice, including with respect to frequency, duration, cost and quantity.” The words “shall” and “will” denote a directive and obligation, and not an option. The measure of a period of one (1) month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, if no corresponding date exists, then the end date of such period being measured shall be the next preceding actual date of the applicable month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is April 30). References to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. The use of the word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The use of the words “or,” “either” and “any” shall not be exclusive, and the phrase “and/or,” where used, is used for emphasis only. Pronouns stated in the masculine, feminine or neuter gender shall be deemed to include any other gender, as the context may require, and words, terms and titles (including terms defined herein) in the singular form include the plural and vice versa. Any reference to “writing” or comparable expressions includes a reference to email or comparable means of communication. The phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to dollars or “$” are references to United States of America dollars. Any document or information shall be deemed to have been “made available,” “furnished,” “delivered” or “provided” to the Purchaser solely to the extent that it is uploaded to the electronic datasite maintained on behalf of the Group Companies by Datasite (the “Data Room”), on or prior to three (3) Business Days before the date hereof and available continuously through the Closing.
10.8    Entire Agreement. This Agreement and the Exhibits and Schedules hereto (including the Disclosure Schedule) taken together with the other Transaction Documents contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings (including that certain letter of intent, dated November 21, 2025, by and among Rocket Bidco, Inc., Seller, and Ocean Bio-Chem, LLC (as amended, restated or modified from time to time)), whether written or oral, relating to such subject matter in any way; provided, that (i) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall not be superseded by this Agreement and (ii) effective as of the Closing, the Confidentiality Agreement shall terminate solely with respect to any Confidential Information (as defined therein) that relates primarily to the Group Companies or the Business, and, from and after the Closing, Purchaser and its Affiliates may use and disclose such Confidential Information to the same extent as the applicable Group Company could use and disclose such information immediately prior to the Closing. In the event of any conflict between the terms of this Agreement and the Confidentiality Agreement with respect to the treatment of any Confidential Information relating primarily to the Seller or any of its Affiliates (other than the Group Companies), the Confidentiality Agreement shall control.

10.9    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties, the Purchaser Indemnitees, the Purchaser Released Parties and the Seller Released Parties and each of their permitted successors and assigns, and nothing in this Agreement expressed or implied shall give or be construed to give any Person, other than the Parties, the Purchaser Indemnitees, the Purchaser Released Parties, the Seller Indemnitees, and the Seller Released Parties and such permitted successors and assigns, any legal or equitable rights hereunder.
10.10    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)    This Agreement, and all claims and causes of action (whether at Law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the Transactions, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision that would cause the application of the Laws of any jurisdiction other than the state of Delaware.
(b)    Subject to the provisions of Section 2.5(d) (which shall govern any dispute arising thereunder), the Parties agree that jurisdiction and venue in any suit, action or proceeding brought by any Party pursuant to this Agreement or the Transactions shall properly and exclusively lie in the chancery court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the chancery court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and applicable appellate courts). Each Party also agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the Transactions in any other court (other than upon the appeal of any judgment, decision or action of any such court located in Delaware or, as applicable, any federal appellate court that includes the State of Delaware within its jurisdiction). By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such suit, action or proceeding. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.11. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law. Nothing in this Agreement shall affect the right of any Party to enforce in any jurisdiction a judgment obtained in the foregoing courts or to seek injunctive relief in any jurisdiction to preserve the status quo pending resolution of disputes in the foregoing courts.
(c)    THE PARTIES EACH HEREBY KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.11    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given only (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided, confirmation of delivery is received or (c) upon transmission by e-mail, without written indication of delivery failure of such e-mail. Such notices, demands and communications shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:
Notices to the Seller:
c/o OneWater Marine, Inc.
6275 Lanier Islands Parkway
Buford, Georgia 30518
[*]

with a copy to (which shall not constitute notice to such Party):
Butler Snow, LLP
1020 Highland Colony Parkway
Suite 1400
Ridgeland, MS 39158-6010
[*]
Notices to the Purchaser or (after the Closing) the Group Companies:
c/o CapVest Partners LLP
375 Park Avenue, Suite 2201
New York, NY 10152
[*]
with a copy to (which shall not constitute notice to such Party):
Goodwin Procter LLP
525 Market Street
San Francisco, CA 94105
[*]

Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
10.12    Offset Right. Subject to the terms and limitations of this Section 10.12, any payment to which the Purchaser (or any Purchaser Indemnitee) is entitled to under this Agreement from the Seller or any of its Affiliates may, at the Purchaser’s election, be satisfied (in whole or in part) by setting off all or any portion of such payment amount against amounts that are then due and payable by the Purchaser (or any Purchaser Indemnitee) to the Seller at such time (including any amounts that Purchaser owes to the

Seller in respect of the Shortfall Amount or any other amounts payable pursuant to Section 2.5); provided, however, (a) the Purchaser shall have no right of set-off against (i) any fees, charges or other amounts payable by the Purchaser, any Group Company or any of their respective Affiliates to the Seller or any of its Affiliates pursuant to the Transition Services Agreement, the Employee Leasing Agreement or any other Transaction Document that provides for post-Closing services or other ordinary-course commercial arrangements, or (ii) any amounts payable to the Seller or any of its Affiliates by any third party (including, from and after the Closing, any Group Company), and (b) the Purchaser shall not exercise any right of set-off in a manner that delays or excuses the timely payment in full of any amounts that are not subject to a good-faith dispute. In no event shall the Purchaser or any Purchaser Indemnitee be entitled to recover the same Losses more than once, whether by way of set-off, direct payment, insurance recovery or otherwise, and any exercise of set-off rights by the Purchaser shall be subject to the limitations set forth in this Agreement, so as to avoid duplication or “double counting” of the same Loss.
10.13    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties each hereby acknowledge that the Purchaser has relied on the Financial Statements in determining the Purchase Price. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. If an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control, and prior drafts of this Agreement will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement).
10.14    Representation by Counsel. The Parties acknowledge that Butler Snow LLP has represented the Seller and the Group Companies in connection with Transactions. The Purchaser agrees that any attorney-client privilege and attorney work-product protection attaching as a result of such counsel’s representation of the Seller or the Group Companies in connection with the Transactions, and all information, communications and documents between Butler Snow LLP and the Seller or the Group Companies related to the Transactions (collectively, “Seller Deal Communications”), shall belong to and be controlled by the Seller and not any Group Company from and after the Closing, and shall not pass to or be claimed or used by the Purchaser or, from and after the Closing, any Group Company. Purchaser and its Affiliates (including, after the Closing, the Group Companies) hereby consent to, and in no event will the Purchaser or any Group Company after the Closing, object to, any of Seller or its Affiliates’ retention of Butler Snow LLP in connection with defending or prosecuting any claim, or otherwise participating in any Proceeding, relating to the Seller’s indemnification obligations under this Agreement, any alleged breach of this Agreement, or any other dispute arising under or in connection with this Agreement or any other Transaction Document. Purchaser, on behalf of itself and its Affiliates (including, from and after the Closing, the Group Companies), agrees that it will not, and will not cause its Affiliates to, assert that the attorney-client privilege has been waived, destroyed or otherwise impaired solely by reason of any Seller Deal Communications being in the possession, custody or control of any Group Company at or after the Closing. From and after the Closing, the Purchaser, on behalf of itself and its Affiliates (including, from and after the Closing, the Group Companies), agrees that it shall not, and shall cause its Affiliates not to, (i) access, use or rely on any Seller Deal Communications in any manner adverse to Seller or any of its Affiliates in connection with any dispute arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or (ii)

seek to compel disclosure of any Seller Deal Communications, whether by deposition, request for written discovery, request for testimony or otherwise; provided, however, that Purchaser and the Group Companies shall have the right to access and disclose any Seller Deal Communications to the extent that (A) Purchaser has been advised in writing by its outside legal counsel that such disclosure is necessary in order for the Purchaser or the Group Companies to comply with any legal, regulatory or professional obligation (including audit, tax reporting or securities law requirements) and (B) to the extent permitted by applicable Law, Purchaser has provided Seller with prior written notice of such disclosure and, to the extent such disclosure is compelled by a Governmental Authority, as afforded Seller with a reasonable opportunity, at Seller’s expense, to lawfully contest such disclosure with such Governmental Authority.
10.15    Attorneys’ Fees. In the event of any Proceeding between or among any of the Parties arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, the prevailing Party in such Proceeding shall, in addition to any other relief to which it may be entitled, be entitled to recover from the non-prevailing Party all reasonable and documented out-of-pocket attorneys’ fees and costs and expenses incurred by the prevailing Party in connection with such Proceeding (including any appeal thereof and any efforts to collect or enforce any judgment or award). For purposes of this Agreement, the “prevailing Party” shall mean the Party that is determined in the Proceeding to have prevailed on the material issues of such Proceeding (whether by judgment, dismissal, settlement or otherwise), as determined by the adjudicating court, arbitrator or other applicable tribunal.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have duly executed or caused to be executed on their behalf this Securities Purchase Agreement on the date first written above.

COMPANY:

OCEAN BIO-CHEM HOLDINGS, INC.

By:	/s/ Jack Ezzell
Name:	Jack Ezzell
Title:	Authorized Person

SELLER:

ONEWATER MARINE INC.

By:	/s/ Jack Ezzell
Name:	Jack Ezzell
Title:	Authorized Person

IN WITNESS WHEREOF, the Parties have duly executed or caused to be executed on their behalf this Securities Purchase Agreement on the date first written above.

PURCHASER:

RECOCHEM INC.

By:	/s/ [*]
Name:	[*]
Title:	Secretary and Treasurer